EXHIBIT 10.1

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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DATED 27TH SEPTEMBER 2016

(1) CRT PIONEER FUND LP

AND

(2) PRONAI THERAPEUTICS, INC.

Licence Agreement

*Confidential Treatment Requested.

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- i -

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- ii -

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THIS LICENCE AGREEMENT is made the 27th day of September 2016

BETWEEN:

(1)	CRT PIONEER FUND LP (the “CPF”), a limited liability partnership established in England and Wales under number LP 14391 with registered office at 4 Claridge Court, Lower Kings Road, Berkhamsted, Hertfordshire, HP4 2AF, acting by its general partner, CRT Pioneer GP Limited, a company registered in England and Wales with registered number 07933818 whose registered office is at 4 Claridge Court, Lower Kings Road, Berkhamsted, Hertfordshire, HP4 2AF (the “General Partner”); and

(2)	PRONAI THERAPEUTICS, INC., a Delaware corporation with an address at 1000 Marina Blvd, Suite 450, Brisbane, CA 94005, United States (“ProNAi”).

WHEREAS:

(A)	CPF is a limited liability partnership formed pursuant to a limited partnership agreement between the General Partner, the European Investment Fund, CRT (as defined below), BACIT Discovery Limited, and CRT Pioneer CIP LP. The General Partner has the right to enter into legal agreements on behalf of CPF by which CPF is then bound.

(B)	The CHK1 Programme arose from a collaboration between ICR, Sareum (each as defined below) and CRT. The collaboration was governed under the terms of an agreement between CRT, ICR and Sareum dated 21 July 2005 and extended by the parties to that agreement by a letter dated 5 October 2007. Under this Agreement, and otherwise, CRT and ICR have rights to commercialise the Intellectual Property arising from the CHK1 Programme.

(C)	CPF, ICR and CRT entered into a licence and collaboration agreement dated September 23, 2013 for the onward development and commercialisation of the CHK1 Programme in the Territory, as amended and restated on September 20, 2016, (the “Upstream Licence Agreement”).

(D)	CPF and ProNAi have agreed to enter into a licence for the further development and commercialization of the CHK1 Programme in the Territory (as defined below).

(F)	Therefore, CPF and ProNAi have agreed to enter into this licence agreement on the following terms and conditions.

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NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement except where the context requires otherwise, the following words and expressions shall have the following meanings:

“Active Party” shall have the meaning given in Clause 8.9(c).

“Additional CPF Intellectual Property” shall have the meaning given in Clause 3.1.1.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

“Affordable” means in relation to a Licensed Product: (i) a determination by the UK Pricing Authority that such Licensed Product should be used within the National Health Service (or any successor); and/or (ii) approval by the UK Pricing Authority of the price proposed by ProNAi or its Sub-Licensee in relation to sales of that Licensed Product in the United Kingdom (or one or more constituent countries thereof).

“Agreement” means this agreement and each of the Schedules as amended from time to time in accordance with Clause 19.

“Arising Intellectual Property” means all Materials and Know How (other than that comprised in Licensed Intellectual Property) conceived or generated after the Effective Date by or on behalf of ProNAi in the course of exercising the licence rights granted under Clause 3.1; and any Patent rights owned by ProNAi as a direct result of exercising the licence rights granted under Clause 3.1 which claim any such Materials and/or inventions described or comprised in such Know How.

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“Biomarker” means an endogenous characteristic that is objectively measured and evaluated as an indicator or predictor of normal biological or pathogenic processes or pharmacological responses to a therapeutic intervention.

“Business Day” means a day other than a Saturday, Sunday or any public holiday in England, the United States or Canada.

“CHK1 Inhibitor” means a compound which is claimed, even if not specifically exemplified, in a patent comprised in the Licensed Patents.

“CHK1 Clinical SOPs” means the standard operating protocols for the clinical implementation of the assays identified in Schedule 5. For the avoidance of doubt, CHK1 Clinical SOPs are included within Non-Compound Intellectual Property (and does not convey exclusive rights to any Biomarkers used in the relevant assays).

“Clinical Development Plan” means the plan which sets forth a detailed overview of the intended clinical development of each Licensed Product, including without limitation a summary of all material development activities to be conducted by or on behalf of ProNAi for the purposes of obtaining Regulatory Approval for Licensed Products in the Territory, together with associated timelines for such activities. An exemplary Clinical Development Plan has been prepared prior to the Effective Date and appended at Schedule 9. The Clinical Development Plan shall be updated at least annually by ProNAi and details of any material updates shall be set forth in the next applicable Progress Report and provided to CPF in accordance with Clause 4.4.1.

“Combination Product” has the meaning given in the definition of “Net Sales”.

“Commencement” means, in relation to a clinical trial, the date upon which administration of a Licensed Product to the first human subject has occurred, whether such subject is a healthy volunteer or a patient.

“Commercially Reasonable Efforts” means (a) with respect to CPF’s efforts, the efforts and resources commonly used by a virtual biotechnology company with respect to the prosecution and maintenance of Intellectual Property rights and the development of a compound or product of similar potential at a similar stage in its lifecycle; or (b) with respect

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to ProNAi’s efforts, the efforts and resources commonly used by a drug development company of similar size, remit and resources as ProNAi, for a product at a similar stage in its life cycle, with the objective of developing such product in a diligent and timely manner, taking into consideration its safety, efficacy, the Patent or other proprietary position the competitiveness of the marketplace, the regulatory structure involved, and the absolute profitability of the product (without reference to any other products being developed or commercialized by or on behalf of ProNAi or its Affiliates).

“Competent Authority” means any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over the Agreement or either of the Parties (such as the Financial Services Authority or any successor entity) or over the development or marketing of medicinal products (such as the FDA, the EMA and the MHLW).

“Compound Intellectual Property” means any Licensed Intellectual Property to the extent; that it is (i) a CHK1 Inhibitor; or (ii) directly related to CHK1 Inhibitors including their use in the Field. For the avoidance of doubt Compound Intellectual Property excludes Exclusive Biomarkers.

“Confidential Information” means any information, in tangible or non-tangible form (including oral disclosure) including Know How, research and development plans, information relating to the customers, suppliers, business partners, clients, finances, business plans and products (in each case actual or prospective) of a Party, the terms of this Agreement, and any other technical or business information (whether or not marked as confidential), which is obtained by either Party from the other (or its Representatives) pursuant to this Agreement.

“Control” means, as the context requires, with respect to any item of Intellectual Property or right under any Intellectual Property, the possession by a Party (whether by ownership or license, other than pursuant to this Agreement) of the ability to grant access (by licence or sublicense), without violating the terms of any agreement or other arrangement with any Third Party existing at the time.

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“CPF Indemnified Parties” means (a) CPF and its respective officers, employees and agents, and (b) CRT, CRUK, ICR and their respective officers, employees and agents.

“CPF Indemnitees” shall have the meaning given in Clause 8.9.

“CPF In-Licence” means all agreements (as modified, amended or restated as of the Effective Date), pursuant to which CPF or its Affiliates derive any right, title or interest in or to the Licensed Intellectual Property, including without limitation the Upstream Licence Agreement.

“CPF Reviewers” means:

(a)	independent persons nominated by CPF for the purpose of monitoring and reviewing work and/or providing scientific advice; and

(b)	as contemplated by Clause 17.2, any actual or potential royalty purchaser.

“CRT” means Cancer Research Technology Limited, a company registered in England and Wales under number 1626049 with registered office at Angel Building, 407 St John Street, London, EC1V 4AD, England.

“CRUK” means Cancer Research UK, a company limited by guarantee (registered in England and Wales under number 4325234) and a charity (registered in England under number 1089464 and registered in Scotland under number SC041666 and in the Isle of Man under number 1103) of Angel Building, 407 St John Street, London, EC1V 4AD, United Kingdom.

“CTA” means Clinical Trial Authorisations.

“Disclosing Party” shall have the meaning given in Clause 13.1.

“Effective Date” means the date this Agreement is made.

“EMA” means the European Medicines Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

“Exclusive Biomarkers” means all Biomarkers which function as a diagnostic or efficacy or prognostic marker exclusively for use in conjunction with a Licensed Product. For the sake of

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clarity, Exclusive Biomarkers excludes any Biomarker which functions (to any reasonably measurable degree) as a diagnostic, efficacy or prognostic marker in relation to any compound which is not a CHK1 Inhibitor, a class of compounds or more than one molecular target.

“Executive Officers” means a managing partner of CPF, and the Chief Executive Officer of ProNAi, or in each case such other authorised officer of a Party as may be substituted from time to time upon the giving of written notice to the other Party.

“Expert” means a suitably qualified independent expert appointed by agreement between the Parties. However, in the event that the Parties are unable to reach agreement within fifteen (15) Business Days of CPF on the one hand and ProNAi on the other seeking in writing to the other to appoint such expert, each Party shall submit two (2) names to the [*] (or any successor body thereto), who shall select an individual from the names submitted.

“Extended Exclusivity Period” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the later of:

i.	any period during which one of the following subsists in respect of a Licensed Product: Orphan Drug Designation, paediatric designation or other exclusivity (excluding a Patent) granted by a Competent Authority beyond the expiry of the relevant Patent; or

ii.	the expiry of [*] years from the date of the First Commercial Sale of that Licensed Product (or former Licensed Product) in the relevant country by ProNAi or a Sub-Licensee on arm’s length terms.

“FDA” means the United States Food and Drug Administration or any successor to it.

“Field” means the treatment, prophylaxis and/or diagnosis of any disease, state or condition.

“First Commercial Sale” means, with respect to a Licensed Product, the first transfer or disposition for value of such Licensed Product to a Third Party, after all relevant Registrations for the transfer or disposition of such Licensed Product have been obtained in respect of the relevant region or country.

*Confidential Treatment Requested.

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“Force Majeure” means in relation to either Party any event or circumstance which is beyond the reasonable control of that Party, which event or circumstance that Party could not reasonably be expected to have taken into account at the Effective Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, explosion, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

“Generic Competition” means with respect to a Licensed Product in any particular country in the Territory, the existence on the market of any Generic Product in competition with such Licensed Product in such country.

“Generic Product” means any pharmaceutical product that: (a) is sold by a Third Party other than pursuant to any rights granted by ProNAi; and (b) contains the same active pharmaceutical ingredient (or one which is substantially the same or bioequivalent, such as a hydrate or salt of the active pharmaceutical ingredient) as the Licensed Product; and (c) was granted pursuant to an application for a marketing authorisation that relies on data held by a regulatory authority in relation to a Licensed Product.

“ICR” means the Institute of Cancer Research: Royal Cancer Hospital, a company limited by guarantee (Company number 00534147) a college of the University of London and a charity exempt from registration with registered office at 123 Old Brompton Road, London SW7 3RP, England.

“Inactive Parties” shall have the meaning given in Clause 8.9(c).

“IND” means an investigational new drug application filed with the FDA necessary to commence human clinical trials.

“Indemnitee” shall have the meaning given in Clause 10.3.

“Indemnitor” shall have the meaning given in Clause 10.3.

“Indication” means a disease classification as defined within the ‘International Statistical Classification of Diseases and Related Health Problems’ as published from time to time by

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the World Health Organization (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”, “B20 Human immunodeficiency virus [HIV] disease resulting in infectious and parasitic diseases” and “M34 Systemic sclerosis”).

“Infringement Action” shall have the meaning given in Clause 8.7.

“Innocent Parties” shall have the meaning given in Clause 16.1.

“Intellectual Property” means Materials, Patents and Know How.

“Key Activity” means any of the following in relation to a Licensed Product:

i.	significant research activity related to biological processes that a Licensed Product would or could affect, including, but not limited to, animal studies;

ii.	active preclinical work required for any contemplated clinical trial, including any toxicology or pharmacokinetic work;

iii.	active planning of a clinical trial (or in the event of issues arising with a Competent Authority in relation to a clinical trial, active negotiation with such Competent Authority and/or replanning of the clinical trial);

iv.	actively seeking to obtain the necessary IND, other regulatory approvals or other approvals to carry out a clinical trial;

v.	active enrolment of patients into, or participation of patients in, a clinical trial, where relevant in accordance with the protocol in order to determine if the primary end point has been met;

vi.	active monitoring, analysis or reporting on the data arising from a clinical trial where relevant in accordance with the protocol in order to determine if the primary end point has been met;

vii.	manufacture or formulation of a Licensed Product for use in a clinical trial, including active process development work in support of planned manufacture; and

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viii.	preparation for and making submissions to regulatory agencies for an NDA or awaiting the outcome of such submission.

“Know How” means technical and other information which is not in the public domain including, ideas, concepts, inventions, discoveries, data, formulae, algorithms, specifications, clinical data, information relating to Materials (including biological and chemical structures and functions as well as methods for synthesising chemical compounds), procedures for experiments and tests, results of experimentation and testing, results of research and development including laboratory records and data analyses. Information in a compilation or a compilation of information may be Know How notwithstanding that some or all of its individual elements are in the public domain.

“Licensed Compound” means any CHK1 Inhibitor that is claimed in a Patent comprised in the Licensed Intellectual Property.

“Licensed Intellectual Property” means the Licensed Patents, Licensed Know-How, Licensed Materials and any Intellectual Property which CPF Controls pursuant to the MTAs.

“Licensed Know How” means Know How Controlled by CPF which is (a) in existence at the Effective Date or (b) that is disclosed to ProNAi by CPF or its Affiliates during the Term and which is directly related to CHK1 Inhibitors. An exemplary list of Licensed Know How is described on Schedule 2. Licensed Know-How will include any Know-How Controlled by CPF that is (i) created by or on behalf of CPF or any Affiliate after the Effective Date as a result of CPF’s conduct of activities in relation to the Phase I Clinical Trials of CCT245737 prior to the transfer to ProNAi of the Product CTAs, or (ii) generated under, and provided to CPF pursuant to, the MTAs, to the extent directly related to CHK1 Inhibitors.

“Licensed Materials” means the Materials in existence at the Effective Date and which are: (a) CHK1 Inhibitors first synthesised at ICR’s Cancer Therapeutics Unit (whether or not specifically exemplified in a Licensed Patent); and (b) described in Schedule 3. To the extent that any Non-Compound Materials exist at the date of this Agreement which: (i) relate to the Licensed Know How; and (ii) are not reasonably available from stock from a commercial supplier; and (iii) after the Effective Date, ProNAi reasonably requests for use by it or a Sub-Licensee in the further development and commercialisation of the CHK1 Inhibitors licensed under this Agreement; and (iv) are available at the time of the request, then Schedule 3 and this definition shall be amended and said Materials will be provided to ProNAi at no cost.

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“Licensed Patents” means: (i) the Patents set out in Schedule 1 and any Patents claiming priority therefrom, or common priority thereto, whether or not in existence at the Effective Date; (ii) any Patents filed by or in the name of CPF or its Affiliates, CRT or ICR on or after the Effective Date claiming any part of the Licensed Materials or their manufacture or use and/or Licensed Know-How; (iii) any Patents filed by or in the name of CPF or its Affiliates, on or after the Effective Date claiming analogues of Licensed Materials (to the extent that their primary mechanism of action is through inhibition of CHK1, or their manufacture or use, (iv) any Patents filed by or in the name of CRT or ICR, on or after the Effective Date, solely to the extent that CPF is granted rights under such Patents pursuant to the Upstream Licence Agreement, where such Patents claim analogues of Licensed Materials (to the extent that their primary mechanism of action is through inhibition of CHK1) or their manufacture or use,; (v) any Patents claiming priority from the Patents described in (i), (ii), (iii) or (iv).

“Licensed Products” means any product: (i) which falls within the scope of one or more Valid Claims of any of the Licensed Patents in the relevant country or territory; and/or (ii) containing a Licensed Compound and/or (iii) which product was developed using or incorporating any part of the Licensed Intellectual Property, including in each case any metabolites, prodrugs, salts, hydrates, solvates, esters, intermediates, polymorphs, isomers, analogues and derivatives of any Licensed Compounds.

“Major Markets” means the United Kingdom, the United States, France, Italy, Germany, Spain and Japan and “Major Market” shall mean any one of them.

“Materials” means any chemical or biological material including any: organic or inorganic element or compound; nucleotide or nucleotide sequence including DNA and RNA sequences; gene; vector or construct including plasmids, phages, bacterial vectors, bacteriophages and viruses; host organism including bacteria, fungi, algae, protozoa and hybridomas; eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system; protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody; drug or pro-drug; assay or reagent; any other genetic or biological material or micro-organism or any transgenic animal; and any physical property rights relating to any of the foregoing.

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“MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

“MHRA” means the Medicines & Healthcare Products Regulatory Agency.

“Milestone Event” has the meaning given in Clause 5.5.

“Milestone Payment” has the meaning given in Clause 5.5.

“MTAs” means the following material transfer agreements put in place to cover the transfer of CHK1 Inhibitors [*].

“NDA” means an application for approval to market a product commercially such as the New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3 et seq, or a Biologics Licence Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, or a Marketing Authorisation application filed pursuant to the requirements of European Directive 2001/ 83/ EC, or any equivalent or similar application filed with any other Competent Authority in any country or region in the Territory, together, in each case, with all additions, deletions or supplements thereto.

“Net Sales” means the gross amount invoiced by ProNAi, its Affiliates or each of their Sub-Licensee to Third Parties for the sale of Licensed Products to customers who are not Affiliates (or are Affiliates but are the end users of the Licensed Product) in the Territory, less, to the extent deducted from or on such invoice consistent with generally accepted accounting principles, consistently applied, the following items:

i.

customary and reasonable trade, quantity, and cash discounts and wholesaler and pharmacy allowances including initial stocking and distribution allowances; provided that, in the case of pharmacy incentive research programs, hospital performance incentive research program chargebacks, disease management research programs, similar research programs or discounts and wholesaler allowances on “bundles” of products, all discounts, wholesaler allowances and the like shall be allocated among

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products on the basis on which such discounts, wholesaler allowances or the like were actually granted or, if such basis cannot be determined, in proportion to the respective list prices of such products;

ii.	customary and reasonable credits, rebates chargebacks, and administrative fees (including, but not limited to, those to managed-care entities, pharmacy benefit managers, and government agencies and programs), patient rebates, and discounts, and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or affecting such product;

iii.	freight, fees for services charges, postage and duties, shipping and insurance charges relating to such product;

iv.	sales taxes (such as value added tax or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such product to Third Parties (excluding any taxes paid on the income from such sales), to the extent ProNAi or its Affiliates are not otherwise entitled to a credit or a refund for such taxes, duties or payments made;

v.	[*]; and

vi.	[*].

Each of the deductions set out above shall be determined on an accrual basis in accordance with U.S. GAAP.

For the purposes of determining Net Sales, Licensed Products shall be deemed to be sold when invoiced and a “sale” shall not include transfers, uses or dispositions of sample product for promotional, preclinical or clinical trial, regulatory or governmental purposes in all cases provided that a “for profit” price is not charged. For purposes of calculating Net Sales, sales between or among ProNAi and/or its Affiliates and any of their Sub-Licensees shall be excluded from the computation of Net Sales, but sales by ProNAi and/or its Affiliates and any of their Sub-Licensee to Third Parties shall be included in the computation of Net Sales.

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With respect to Licensed Products that are sold as Combination Products (as defined below), then the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction [*] where: A is the gross invoice price in the applicable country of the Licensed Product that does not contain any other therapeutically active ingredient (i.e. where it is not comprised in a Combination Product), and B is the gross invoice price in such country of the other therapeutically active ingredients or components contained in such Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation [*].

As used in this definition of Net Sales, “Combination Product” means a Licensed Product that contains one or more additional active ingredients or components (whether co-formulated or co-packaged) that are neither the Licensed Compound (or any compound or component covered by one or more claims of the Licensed Patents) nor generic or other non-proprietary compositions of matter. Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

With respect to any matter upon which this definition requires the Parties to reach mutual agreement, then in the absence of such mutual agreement, either Party may refer that disagreement to an expert for determination in accordance with clause 28.1.

“Non-Compound Intellectual Property” means any Licensed Intellectual Property other than Compound Intellectual Property and including any CHK1 Clinical SOPs.

“Non-Compound Materials” means Materials used in the CHK1 programme at the Effective Date which are not CHK1 Inhibitors.

“Non-Exclusive Licensed Intellectual Property” shall have the meaning given in Clause 3.1.1.

“Non-Performing Party” shall have the meaning given in Clause 16.1.

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“Oncology Indication” means an Indication in the range C00 – D48 (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukaemia”).

“Orphan Drug Designation” means designation as an orphan drug or equivalent under relevant national or other applicable regulations and/or legislation in any part of the world, including under the US Orphan Drug Act of 1983 or Orphan Drug Regulation 141/2000 in the European Union

“Other Indication” has the meaning given in Clause 3.4.

“Other Indication Notice” has the meaning given in Clause 3.4.

“Parties” means CPF and ProNAi and “Party” shall mean any of them.

“Patent Costs” means any external out of pocket costs and expenses incurred in filing, prosecuting, maintaining, defending and enforcing the Licensed Patents, including official filing, prosecution, maintenance and renewal fees, Patent attorney, translation, legal and other professional fees and expenses, and including costs and expenses associated with any quasi-litigious action such as an opposition or interference action.

“Patents” means any Patent applications, Patents, author certificates, inventor certificates, utility models, and all foreign counterparts of them and includes all divisionals, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, Registrations, revalidations and additions of or to them, as well as any Supplementary Protection Certificate, or any like form of protection.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Phase I Development Contribution” means [*].

“Phase I Trial” means a clinical trial in which a Licensed Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Licensed Product, and

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consistent with 21 CFR § 312.21(a) or its equivalent in different jurisdictions and any microdosing clinical trial conducted pursuant to the FDA’s 2006 Guidance on Exploratory Investigational New Drugs or any equivalent arrangements.

“Phase I Trial Costs” means the [*] incurred by or on behalf of CPF in conducting the Phase I Clinical Trials of CCT245737 up to the Effective Date, and (b) any [*] incurred by or on behalf of CPF in conducting the Phase I Clinical Trial of CCT245737 following the Effective Date and prior to the transfer to ProNAi of the Product CTAs. For clarity, CPF’s [*] costs of conducting the foregoing Phase I Clinical Trials may include [*] as [*] cost.

“Phase II Trial” means a randomized human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study [*]. For the avoidance of doubt, [*] shall not be a Phase II Clinical Trial.

“Phase III Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA [*]. For the avoidance of doubt, [*] shall not prospectively be a Phase III Clinical Trial, unless [*].

“Price Approval” means, in those countries in the Territory where a Competent Authority may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such approval or determination.

“Product CTAs” means the CTAs for each of the two (2) Phase I Clinical Trials of CCT245737 being conducted by or on behalf of CPF as of the Effective Date.

“Product CTA Payment” shall have the meaning given in Clause 5.4.

“Product CTA Transfer Date” means the date that ProNAi is recognized as the CTA sponsor according to all of the MHRA, the HRA/REC, and the [*] active clinical trial sites, Royal Marsden, [*]. For the avoidance of doubt, this shall be the date on which ProNAi’s sponsor contracts become effective after [*] such sites have approved the sponsor transition.

“Progress Report” means a summary written report produced by ProNAi in respect of: (i) the progress of development of Licensed Products in relation to the then-current Clinical Development Plan; (ii) if relevant, the progress of any applications for Registration and

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(where relevant) Price Approvals for Licensed Products, and (iii) the progress of and plans for marketing and sale of Licensed Products. ProNAi agrees that each Progress Report shall include information that is reasonably sufficient for CPF to be able to ascertain ProNAi’s progress with respect to the Key Activities, in order for CPF to fulfil its reporting obligations to CRT/ICR under the Upstream Licence Agreement. ProNAi shall provide Progress Reports at the frequency set forth in Clause 4.5.

“ProNAi Indemnified Parties” shall have the meaning given in Clause 10.2.

“Quarter” means any of the three-monthly periods commencing on the first day of any of the months of January, April, July, and October in any year and “Quarterly” has a corresponding meaning.

“Receiving Party” shall have the meaning given in Clause 13.1.

“Registration” or “Registrational” means any and all permits, licenses, clearances, authorisations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any Licensed Product prior to commercial sale of the relevant Licensed Product in the Field, including any necessary variations thereto, but excluding any Price Approvals.

“Representatives” shall have the meaning given in Clause 13.1.

“Revenue Information” shall have the meaning given in Clause 13.4.2

“Sareum” means Sareum Limited, a company registered in England under number 04863659 with registered office at Unit 2a Langford Arch London Road, Pampisford, Cambridge, Cambridgeshire, CB22 3FX.

“Signature Fee” means the non-refundable sum of seven million dollars (USD $7,000,000).

“Sub-Licensee” means a person to whom a sub-licence is granted in accordance with Clause 3.4 in respect of the whole or any part of the rights granted under this Agreement.

“Sub-Licence Provisions” means those provisions required to be included in a sub-licence pursuant to Clause 3.5, as further set out in Schedule 7.

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“Substituted Sublicense” shall have the meaning given in Clause 14.3.

“Supplementary Protection Certificate” means a right based on a Patent pursuant to which the holder of the right is entitled to exclude Third Parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as supplementary protection certificates in Europe, and any similar right anywhere in the world.

“Target Patent Country” means any one of the countries listed in Schedule 8.

“Term” means the term of this Agreement determined in accordance with Clause 14.1.

“Territory” means worldwide.

“Third Party” means a person other than a Party, their respective Affiliates or a Sub-Licensee.

“Third Party Service Provider” means CRUK or a Third Party who provides research, development and/or manufacturing services to ProNAi in connection with Licensed Products, including contract research organisations, universities and hospitals. However, a Tobacco Party may not act as a Third Party Service Provider.

“Tobacco Party” means: (i) any person who develops, sells or manufactures tobacco products; and/ or (ii) any person which makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products. Furthermore, Tobacco Party shall include any person that is Controlled by or under common Control with any of the persons referred to in (i) and/or (ii).

“Transfer Deadline” shall have the meaning given in Clause 5.4.

“UK Pricing Authority” means any supra-national, national or regional government department, authority, agency or entity (including a non-departmental public body or similar entity) with responsibility for evaluating the cost effectiveness of medicinal products in the United Kingdom (or one or more constituent countries thereof) or otherwise determining whether the NHS (or constituent parts thereof) should purchase medicinal products.

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“Upstream Licence Agreement” has the meaning given in Recital C.

“Valid Claim” means either:

i.	a claim of an issued and unexpired Licensed Patent (which include any Patent term extension or Supplementary Protection Certificate) in the relevant country in the Territory which covers the Licensed Product and that: (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or

ii.	a claim of a pending Patent application, which claim has been filed in good faith, and such application has been pending for less than [*] years from the earliest priority date, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

“Year” means a calendar year.

1.2	In this Agreement:

1.2.1 unless the context requires otherwise, all references to a particular Clause, paragraph or Schedule shall be references to that clause, paragraph or schedule, in or to this Agreement;

1.2.2 the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3 unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4 unless the contrary intention appears, words denoting persons shall include

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any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality; and

1.2.5 references to the words “include” or “including” shall be construed without limitation to the generality of the preceding words.

2.	[RESERVED]

3.	LICENCE

3.1	Subject to the provisions of this Agreement, CPF hereby grants to ProNAi and its Affiliates:

3.1.1 an exclusive, royalty-bearing, worldwide licence under the Licensed Intellectual Property, with the right to sublicence in accordance with the remainder of this Article 3, to research, develop, use, keep, make, have made, import, sell, offer for sale and otherwise dispose of Licensed Products in the Field in the Territory for the Term, provided that ProNAi shall remain fully liable for the performance of its Affiliates and the compliance of any Affiliate exercising rights under the foregoing licence grant or performing activities under this Agreement as if they were the acts of ProNAi itself. Notwithstanding the foregoing exclusive licence grant, ProNAi acknowledges and agrees that with respect to any Licensed Intellectual Property that is not owned by nor exclusively licensed to CPF (including Non-Compound Intellectual Property, any Intellectual Property that CPF Controls pursuant to the MTAs and Biomarkers other than Exclusive Biomarkers) (the “Non-Exclusive Licensed Intellectual Property”), CPF has only non-exclusive rights in such Non-Exclusive Licensed Intellectual Property, and therefore the foregoing licence grant is exclusive only with respect to CPF’s rights, and not with respect to any rights of any Third Party (including CPF’s licensors), in such Non-Exclusive Licensed Intellectual Property; and

3.1.2 a non-exclusive, worldwide licence under any Patents or Know-How that are not included in the Licensed Intellectual Property and are otherwise Controlled by CPF or its Affiliates after the Effective Date (including, for clarity, any Patents and Know-How acquired or licensed by CPF from any Third Party after the Effective Date) that are necessary for ProNAi to practice the Licensed Patents, or the Licensed Know-How in connection with the

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development and commercialization of Licensed Products in accordance with this Agreement (the “Additional CPF Intellectual Property”), in each case solely to the extent such Additional CPF Intellectual Property is Controlled by CPF, and solely to the extent that either (a) CPF does not owe a payment obligation under such Additional CPF Intellectual Property to any Third Party for the grant of such sublicence to ProNAi, or (b) if CPF owes a payment obligation under such Additional CPF Intellectual Property to a Third Party for the grant of such sublicence to ProNAi, that ProNAi has agreed in writing to make such payments to such Third Party, provided that nothing in this Clause 3.1.2 shall be deemed to constitute any obligation for CPF to disclose any Know-How or other Confidential Information to ProNAi that is not included within the Licensed Know-How. If CPF owes a payment obligation under such Additional CPF Intellectual Property to a Third Party for the grant of such sublicence to ProNAi, then CPF shall promptly notify ProNAi in writing after execution of the agreement with the Third Party for the applicable Additional CPF Intellectual Property and provide to ProNAi the applicable details of the payments owing to such Third Party. If ProNAi does not agree in writing to make the applicable payments to such Third Party, then such Additional CPF Intellectual Property shall not be included within the scope of the foregoing licence grant.

3.2	No licence to use any Intellectual Property is granted to ProNAi, or any Sub-Licensee or implied except the rights expressly granted in this Agreement.

3.3	CPF hereby reserves from the licence under Clause 3.1 a non-exclusive, worldwide, fully paid-up, perpetual and irrevocable right in and to Compound Intellectual Property and Exclusive Biomarkers (including use by scientists funded and employed by ICR and by scientists funded and employed by the CRUK) for ICR and CRUK to:

3.3.1 use Compound Intellectual Property and Exclusive Biomarkers for the purpose of non-commercial scientific research carried out by or for or under their respective direction in accordance with their respective charitable and academic status, whether alone or in collaboration with others and whether sponsored or funded, in whole or in part, by any person including a commercial entity provided that the intellectual property generated by any such commercially sponsored research shall not be owned by, or licensed to, a commercial Third Party on terms permitting such commercial Third Party to compete with ProNAi or any Sub-

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Licensee in developing Compound Intellectual Property. For the avoidance of doubt, in relation to any Exclusive Biomarkers: (a) CRT, CRUK and ICR (including use by scientists funded and employed by ICR and CRUK) shall be entitled to use such Biomarkers for the purpose of scientific research carried out in accordance with their respective charitable and academic status, whether alone or in collaboration with others and whether sponsored or funded, in whole or in part, by any person including a commercial entity (and including any clinical research focused on any CHK1 Inhibitor developed by a Third Party) but shall (unless in accordance with (b) below) only make available to any Third Party any Biomarkers which have been demonstrated not to be Exclusive Biomarkers; (b) CRT, CRUK and ICR shall be entitled to make available such Biomarkers to any Third Party for the purpose of an evaluation only and in making such Biomarkers available, neither CRT, CRUK nor ICR shall disclose any Confidential Information of ProNAi available to such Third Party (for the avoidance of doubt, CRT and/or ICR and/or CRUK shall be permitted to disclose to such Third Party any Know How included within Non-Compound Intellectual Property and Know How concerning Biomarkers other than Exclusive Biomarkers);

3.3.2 make publications in relation to the Licensed Intellectual Property and any results of research using the same to the extent that it is within CRT’s or ICR’s or CRUK’s control in accordance with Clause 27.4; provided that to the extent that CPF has such rights under the Upstream Licence Agreement, (a) CPF shall use reasonable efforts to ensure that reasonably in advance of any such publication the proposed manuscript will be provided to ProNAi for review and removal of any ProNAi Confidential Information (other than the Licensed Confidential Information) and (b) upon request by ProNAi, and to the extent within CPF’s control under the Upstream Licence Agreement, CPF will delay any publication if necessary to file patent applications on patentable subject matter;

3.3.3 transfer the Licensed Materials and samples of Materials which are the subject of the Licensed Patents to academic or other not-for-profit Third Parties solely for the purpose of non-commercial research, provided that to the extent within CPF’s control under the Upstream Licence Agreement, CPF shall use

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reasonable efforts to ensure that such transfer occurs pursuant to a written agreement that provides for the recipient to grant to ICR and or CRUK, with the right to grant sublicenses to CPF (and the right to grant sub-sublicenses to ProNAi) a licence under any Intellectual Property that is generated by such recipient through the use of the Licensed Materials or such Materials that are the subject of the Licensed Patents; and

3.3.4 make available and grant licences to, the Compound Intellectual Property and Exclusive Biomarkers solely to the extent necessary to exercise its rights pursuant to Clauses 3.3.1 to 3.3.2, but not otherwise.

3.4	If ProNAi reasonably believes that pursuing an Oncology Indication is likely to result in a product which would offer no substantial benefit to the patient population over existing drugs, or drugs in development, for the Oncology Indications for which the Licensed Product would be most suitable, or if ProNAi wishes to develop and commercialise (or grant rights to a Third Party to develop or commercialise) a Licensed Product in an Indication other than an Oncology Indication (an “Other Indication”), then in such circumstances ProNAi shall provide written notice to CPF setting out its reasons, with supporting evidence, for such belief (“Other Indication Notice”), provided that (a) subject to providing an Other Indication Notice to CPF, ProNAi shall not need to obtain the consent of CPF (or CRT or CRUK) to pursue (or to grant rights to any Sub-Licensee to pursue) development and commercialization of a Licensed Product in an Other Indication concurrently with development and commercialization of Licensed Products in an Oncology Indication, provided that ProNAi complies with its obligations under this Agreement, including pursuant to Clauses 4.4 and 4.5, in an Oncology Indication.

If ProNAi (or its Sub-licensee, where such Sub-licensee is the party developing and commercializing Licensed Products in an Oncology Indication) is providing an Other Indication Notice to CPF where ProNAi (or any Sub-Licensee) is proposing to cease or scale back development and commercialization in all Oncology Indications (such that ProNAi would no longer meet its obligations under Clauses 4.4 and 4.5 in any Oncology Indication), but ProNAi (or such Sub-Licensee) intends to progress (or continue to progress) development and commercialization in an Other Indication, then [*] ProNAi shall [*] for an Oncology Indication. Specifically, ProNAi shall [*] with the purpose of

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either (i) [*] in Oncology Indications, or (ii) [*] (with respect to the [*]) and allow [*] (or any [*]) to [*] Oncology Indications, provided that (a) [*] following and as a result of the [*] shall not be [*] and shall not be [*] Oncology Indication under this Agreement, and (b) [*] and (ii) [*] or (iii) [*] in an Oncology Indication[*] shall be amended such that [*] shall apply in each case thereafter with respect to [*]. If, at [*] negotiation period, [*] believes there is [*] (which may involve [*]) to [*]. Following [*], the parties will [*]. If such [*], [*] will [*], whether to [*].

3.5	ProNAi shall be entitled to grant sub-licences (through multiple tiers) in respect of the rights granted under this Agreement, provided that with respect to any sub-licence granted to an entity (including any sub-sub-licence):

3.5.1 any sub-licence granted by ProNAi shall be expressed to terminate automatically on the termination of this Agreement for any reason. On such termination and provided the termination of this Agreement was not caused by a breach of the obligations under the relevant sub-licence CPF shall immediately grant to the affected Sub-Licensee a sub-licence on materially the same terms to that contained in the terminated sub-licence, save that this shall not result in CPF taking on any more onerous obligations or assuming any liability other than it is under pursuant to this Agreement. CPF shall continue to pay to ProNAi such sums as it would have received under the terminated sub-licence less the amount which ProNAi would have had to pay CPF pursuant to this Agreement and less any Patent Costs or other costs which would have been borne by ProNAi under such sublicence agreement, but for the termination of this Agreement, provided that if such Patent Costs or other costs exceed the amounts payable to ProNAi after such termination, CPF, and not ProNAi, shall be liable for any such excess costs. For the avoidance of doubt, expiry of this Agreement consequent upon the expiry of the Term of this Agreement shall not result in the automatic termination of any sub-licence;

3.5.2 ProNAi shall ensure that there are included in the terms of any sub-licence substantially equivalent obligations and undertakings on the part of the Sub-Licensee to those applying to ProNAi in this Agreement (except this Clause 3.5 3.5.1). In particular, ProNAi shall ensure that any sub-licence has provisions which secure CPF, CRT’s and ICR’s (as the case may be) rights pursuant to Clause 8.8 and

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8.9 (Patent enforcement), Clause 10 (indemnity for CPF Indemnified Parties), Clause 13 (Confidentiality) and Clause 15.1.8 (CPF’s rights on termination). ProNAi shall additionally ensure that there are included in the terms of any sub-licence substantially equivalent obligations and undertakings to those set out in the Sub-Licence Provisions, and shall use Commercially Reasonable Efforts to ensure that all Sub-Licensees duly comply with the same.

3.5.3 within thirty (30) Business Days of the grant of any sub-licence, ProNAi shall provide CPF with a true copy of such sub-licence at ProNAi’s expense; provided that ProNAi may redact any terms that are unnecessary for CPF to determine compliance with this Agreement as a whole, and provided further that such copy shall include the name of the sub-licensee, unredacted;

3.5.4 no sub-licence shall knowingly be granted to a Tobacco Party, provided that if, following the grant of such a sub-licence, either Party becomes aware that such Sub-licensee is a Tobacco Party, then ProNAi shall promptly notify CPF, and shall forthwith terminate such sub-license;

3.5.5 the sub-licence shall be entered into on an arms-length basis;

3.5.6 Any act or omission of any Sub-Licensee which, if it were the act or omission of ProNAi would be a breach of any of the provisions of this Agreement, will be deemed to be a breach of this Agreement by ProNAi who will be liable to CPF (as the case may be) accordingly.

3.6	The foregoing obligations shall not apply in relation to contracts ProNAi enters into with Third Party Service Providers, provided that: (a) such contracts relate to the provision of research, development and/or manufacturing services to ProNAi in connection with the Licensed Products; and (b) no rights are granted to the Third Party to: (i) research, develop or manufacture its own products; or (ii) sell Licensed Products. ProNAi will ensure that an appropriate written agreement is put in place with each Third Party Service Provider.

3.7	The grant of any sub-licence shall be without prejudice to ProNAi’s obligations under this Agreement.

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4.	PERFORMANCE

4.1	The Parties have agreed upon a preliminary draft of the Clinical Development Plan attached at Schedule 9. Following the Effective Date, and based on the additional information available to ProNAi as a result of the transfer of the Licensed Materials and the Product CTAs, and access to the Licensed Intellectual Property, ProNAi shall prepare a final version of the initial Clinical Development Plan, which shall be annexed to this Agreement as an updated Schedule 9, and a copy of which shall be provided to CPF by the later of (a) six (6) months following the Effective Date, and (b) ninety (90) days following the completed transfer of the Product CTAs to ProNAi. The Clinical Development Plan shall be updated by ProNAi as necessary during the Term, and ProNAi shall report on any material updates in its Progress Reports provided to CPF pursuant to Clause 4.5.

4.2	(a) Promptly following the Effective Date, CPF shall provide, and [*], CCT245737 (raw materials, intermediates, and finished forms, including all clinical trial material) in inventory, and (b) promptly following ProNAi’s reasonable request, CPF shall provide, and [*] any other available CHK1 Inhibitor in its or CRUK’s possession that are included in the Licensed Materials, in each case for use in the development of Licensed Products at no cost to ProNAi. CPF shall provide such technical assistance to ProNAi as ProNAi reasonably requests for the transfer of technology subject to the licenses granted hereunder (including transferring the Licensed Materials and methods of manufacturing of the Licensed Materials), provided that (a) such technical assistance shall be provided for a maximum of [*] at CPF’s expense, and thereafter at ProNAi’s expense, and (b) ProNAi shall be responsible for reimbursing any out-of-pocket costs incurred by CPF in performing such transfer and/or providing any such technical assistance, including any amounts paid to [*] any Third Party by CPF in effecting the foregoing transfer or technical assistance, provided that prior to incurring any such out-of-pocket costs, CPF shall provide ProNAi with a good faith estimate of the nature and amount of such costs, and shall obtain ProNAi’s prior approval before incurring such costs.

4.3

Within [*] days following the Effective Date, CPF shall use Commercially Reasonable Efforts to transfer to ProNAi the Product CTAs, and all supporting materials and documentation associated therewith, provided that if the transfer of the Product CTAs

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has not been completed [*] days following the Effective Date, the Parties will promptly meet to discuss in good faith the steps to be taken to procure the transfer of the Product CTAs as soon as practicable, and to facilitate the ongoing conduct of the Phase I Clinical Trials until such transfer is completed. In such circumstances, CPF will provide such assistance as ProNAi reasonably requests in procuring such transfer and continuing such Phase I Clinical Trials, subject to Clause 5.3. Attached hereto as Schedule 4 is a list of the activities to be undertaken by the Parties to properly effect the transfer of the Product CTAs, and the associated timeline for such activities, and each Party shall use Commercially Reasonable Efforts to perform its respective activities under Schedule 4. ProNAi hereby grants to CPF a limited, non-exclusive, royalty-free sub-licence under the rights granted to ProNAi pursuant to Clause 3.1, to the extent necessary for CPF to effect the transfer of the Product CTAs in accordance with this Clause 4.3, and to perform any activities in relation to the Phase I Clinical Trials that are the subject of such Product CTAs. The foregoing sub-licence shall include the right for CPF to grant further sub-licenses to Third Parties, including CRUK to carry out activities in relation to the transfer of the Product CTAs, including the ongoing conduct of the Phase I Clinical Trials, solely to the extent that such Third Parties are performing activities for or on behalf of CPF. Without limiting the foregoing, during the Term, CPF shall provide to ProNAi any Know-How created by or on behalf of CPF or any Affiliate after the Effective Date as a result of CPF’s conduct of activities in relation to the Phase I Clinical Trials of CCT245737 and any Know-How that is generated under, and provided to CPF pursuant to, the MTAs, to the extent directly related to CHK1 Inhibitors.

4.4

ProNAi will use Commercially Reasonable Efforts to carry out the Clinical Development Plan, as amended from time to time, and use Commercially Reasonable Efforts to develop and commercialise in each of the Major Markets at least one (1) Licensed Product with an application in an Oncology Indication, save that nothing in this Clause 4.4 shall prevent ProNAi or its Affiliate from developing a Product outside of an Oncology Indication (subject to Clause 3.4), or granting sub-licences to Sub-Licensees authorising them to use the rights sublicensed to pursue other indications, subject to the requirements set forth in paragraph 1 of Schedule 7. ProNAi shall pass any Other Indication Notices delivered by any such sub-licensee to CPF for CPF’s information. ProNAi will ensure that (a) each Licensed Product receiving a European wide Registration or a United Kingdom-specific

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Registration for launch is made available for purchase throughout the United Kingdom within [*] months of such Registration, and (b) any Licensed Product that has received a European wide Registration or a United Kingdom-specific Registration in respect of an Oncology Indication is made available following First Commercial Sale throughout the United Kingdom [*]. For clarity, the requirement in the foregoing (a) and (b) shall apply with respect to a European-wide Registration, only if such European-wide Registration also applies to permit commercialization in the United Kingdom upon substantially similar terms, without the requirement for further material regulatory activities or filings in order to commence such commercialization in the United Kingdom.

4.5	ProNAi shall:

4.5.1 Until the filing of an IND for the first Licensed Product, provide CPF with a Progress Report twice every Year, within sixty (60) days of the December and June Quarter ends;

4.5.2 Following the filing of an IND, and until First Commercial Sale of the first Licensed Product, provide CPF with a Progress Report once every Year, by January 31st;

4.5.3 promptly respond to any reasonable queries that CPF may have following receipt of a Progress Report or updated Clinical Development Plan;

4.5.4 at CPF’s request, meet once per Year with CPF (either in person or by teleconference if a face-to-face meeting is not practical) to discuss the content of a particular Progress Report or updated Clinical Development Plan, and to respond to CPF’s reasonable inquiries regarding any significant differences between the Clinical Development Plan and those activities actually undertaken or achieved;

4.6

If at any time during the course of the development or commercialisation of a Licensed Product, ProNAi fails to meet one or more of its obligations under Clauses 4.4 and 4.5 in relation to such Licensed Product for a period of [*] months or more, save where due to the acts or omissions of CPF, then CPF shall have the right to give written notice to ProNAi requesting detailed written justification for such failure and ProNAi shall provide

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such detailed written justification to CPF within thirty (30) Business Days of the date of CPF’s request. Where remedy is possible ProNAi shall use its Commercially Reasonable Efforts to take substantive steps to remedy such failure within sixty (60) Business Days of the date of CPF’s request. If ProNAi fails to provide such justification to CPF within thirty (30) days of the date of CPF’s request and/or use its Commercially Reasonable Efforts to take substantive steps to remedy such failure within sixty (60) Business Days of the date of CPF’s request, then, on notice by CPF to ProNAi, this Agreement will terminate in respect of the relevant Licensed Product. Any dispute between the Parties as to whether a diligence failure has arisen or whether ProNAi has used its Commercially Reasonable Efforts to take substantive steps to remedy a diligence failure shall be resolved by the Expert.

4.7	CPF shall pay in full all amounts required to be paid by CPF, and perform in full all obligations required to be performed by CPF, under all CPF In-Licenses. CPF promptly shall provide ProNAi with copies of all notices and other deliveries received under the CPF In-Licenses. Without the prior express written consent of ProNAi, CPF shall not (and shall take no action or make no omission to) modify or waive any provision of any CPF In-Licence that could impair the value of the licenses to ProNAi herein, or to terminate or have terminated any CPF In-License.

4.8	Promptly following the Effective Date, CPF shall provide ProNAi with a copy of all information available to CPF as at the Effective Date relating to the Licensed Intellectual Property and Licensed Products including without limitation: (i) relevant regulatory submissions; (ii) relevant communications with Competent Authorities (including the minutes of any meetings); (iii) relevant trial master files, including case report forms; (iv) listings and tables of results from the relevant clinical trials; (v) treatment-related serious adverse event reports from the relevant clinical trials; (vi) access to any retained samples of materials used in clinical trials; and (vii) CPF will use its reasonable efforts to provide ProNAi access, where permissible, to Third Parties involved in the relevant clinical trials.

5.	CONSIDERATION

5.1	On the Effective Date, CPF shall provide to ProNAi an invoice for the Signature Fee, and ProNAi shall pay the Signature Fee to CPF within fifteen (15) Business Days of the receipt of invoice.

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5.2	CPF has prepared a statement of the Phase I Trial Costs incurred as of the Effective Date, which is attached to this Agreement as in Schedule 11. Simultaneous with the execution of this Agreement, CPF shall provide ProNAi with all matching invoices evidencing the Phase I Trial Costs set forth in Schedule 11.

5.3	CPF shall pay to ProNAi within fifteen (15) Business Days following the Effective Date, the Phase I Development Contribution, less the Phase I Trial Costs incurred as of the Effective Date (as set forth in Schedule 11). CPF shall have no obligation to incur Phase I Trial Costs in excess of [*]. If CPF incurs Phase I Trial Costs after the Effective Date CPF shall provide ProNAi with an invoice from CRUK for such Phase I Trial Costs, and ProNAi shall pay such amount to CPF within thirty (30) days following the receipt of such invoice. Such process shall continue until up to sixty (60) days after the Product CTA Transfer Date, at which point only invoices that have been received by ProNAi shall be deemed to be included in the final statement of CPF Phase I Trial Costs.

5.4	Following the successful completion of the Product CTA Transfer Date ProNAi shall pay to CPF the following amount (as applicable based on the Product CTA Transfer Date) (the “Product CTA Payment”), to be made as specified in Clause 6.2.2: (a) [*] two million dollars (USD $2,000,000)[*], then [*].

5.5	ProNAi shall pay the payments (“Milestone Payment”) to CPF one-time upon the first occurrence of each of the events (“Milestone Event”) in relation to the first Licensed Product to achieve the applicable Milestone Event as set out in Schedule 6. For clarity, if a second or subsequent Licensed Product obtains Registration for a different Indication than the Indication for which the first Licensed Product (or such second Licensed Product, as applicable) has achieved Registration, the Milestone Payments due for Registration of a Licensed Product in a second and/or third Indication will be payable upon the achievement of Registration in each applicable country for the first (different) Indication for such second and/or subsequent Licensed Product, provided that each of the Milestone Payments for the first, second and third Indications for Licensed Product shall be paid only once, irrespective of how many Licensed Products achieve each such Milestone Event.

5.6	Subject to any more favourable arrangements concluded pursuant to Clause 5, ProNAi shall pay to CPF the royalties on Net Sales as set out in Schedule 6 on a Licensed Product by Licensed Product, and country by country basis until the later of:

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a)	the date when the Licensed Product is no longer within the scope of a Valid Claim of a Licensed Patent in the country of sale or manufacture; and

b)	the expiry of any Extended Exclusivity Period in the relevant country,

provided that on a country-by-country and Licensed Product-by-Licensed Product basis, if a Generic Product for a Licensed Product is being sold in such country, the royalties payable by ProNAi in respect of that country and that Licensed Product shall be reduced by the amounts set forth in the table below, from the first full Quarter following the launch of such Generic Product, [*] sold in such country.

Measured impact on Net Sales in the Relevant Country in the Applicable Calendar Quarter	Royalty Rate applicable to Net Sales in such Country in the Applicable Calendar Quarter
Net Sales reduced by [*]	[*]
Net Sales reduced by [*]	[*]
Net Sales reduced by [*]	[*]

In this table, [*] means, with respect to the [*] in such country [*] in such country. [*] in such country, then the [*] shall be determined [*], whether [*] (in which case it shall be [*]) or [*] (in which case the [*]).

5.7

If ProNAi, its Affiliate or Sub-Licensee are required, in any country in any Quarter, to pay [*] to a Third Party in consideration for the grant of rights under [*] Controlled by such Third Party that are [*] to make, use, sell, offer for sale or import a Licensed Product during such Quarter, then ProNAi shall have the right to credit the [*] paid to such Third Party, up to [*] against the royalties owing under Clause 5.6 with respect to sales of such Licensed Product during such Quarter. In no event shall the royalty rate applicable under Clause 5.6 on any Licensed Product in any Quarter be reduced due to credits for [*] under this Clause 5.7 by [*]. Notwithstanding the foregoing, the royalty offset set forth in this Clause 5.7 shall not apply to any [*] payable by ProNAi for any grant of rights under [*] in

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order to make, use, sell, offer for sale or import (a) [*], where such [*] are not [*] the manufacture, use, sale, offer for sale or import of the Licensed Compound (or any compound or component covered by one or more claims of the Licensed Patents) [*], or (b) the [*].

5.8	In the event that ProNAi negotiates a definition of sales (including ‘net sales’) and/or a royalty term in respect of which royalties are payable and/or a reduction for generic competition in any sub-licence, which results in greater payments being received by ProNAi than would be received if the definition of Net Sales as defined in this Agreement and/or the royalty term and/or a reduction for generic competition as set out in Clause 5, had been used, the definition of Net Sales and/or Clause 5 shall be amended to match that in the sub-licence in respect of all royalties payable from sales under such sub-licence.

5.9	Within sixty (60) days after the end of each Quarter following the First Commercial Sale of Licensed Product, ProNAi shall send to CPF a written statement detailing in respect of that Quarter (including a nil report if appropriate):

a)	any Milestone Event achieved by it or any Sub-Licensee and any Milestone Payment which became due to CPF;

b)	the quantity of Licensed Product sold or otherwise disposed of by ProNAi or any Sub-Licensees in the Territory;

c)	the Net Sales in respect of each such type of Licensed Product in each country of the Territory;

d)	the aggregate Net Sales in respect of that Quarter for Licensed Product;

e)	the aggregate deductions made in the calculation of Net Sales under each subcategory (i) through (vi) in the definition of Net Sales, by type of Licensed Product;

f)	the calculation of the royalties, if any, that shall have accrued based upon such Net Sales;

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g)	subject to Clause 6.3, any currency conversions, showing the rates used;

h)	the amount of the royalties due to CPF in respect of that Quarter; and

i)	the withholding taxes, if any, required by law to be deducted with respect to such sales

6.	PAYMENT AND STATEMENT

6.1	All payments due to CPF under this Agreement shall be made in US dollars (USD $) in cleared funds to the following bank account:

Account name: [*]

Account number: [*]

Sort code: [*]

IBAN: [*]

BIC: [*]

SWIFT CODE: [*]

Address: [*]

or such other account as CPF may notify ProNAi from time to time.

6.2	ProNAi shall pay to CPF:

6.2.1 the Signature Fee on the date specified in Clause 5.1;

6.2.2 the Product CTA Payment under and subject to Clause 5.2 [*] after the Product CTA Transfer Date provided that CPF shall invoice ProNAi for the Product CTA Payment on the Product CTA Transfer Date;

6.2.3 each Milestone Payment due under Clause 5.5 within [*] of receipt of invoice from CPF after the Milestone Event occurring, provided that ProNAi shall notify CPF in writing of the occurrence of any Milestone Event within [*] of the same, upon which CPF shall invoice ProNAi for the applicable Milestone Payment;

6.2.4 any royalties due pursuant to Clause 5.6 Quarterly [*] following the end of each Quarter in which the relevant Net Sales are invoiced by ProNAi or a Sub-Licensee; and

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

6.3	Where Licensed Products are sold in a currency other than United States Dollars (USD), the rate of exchange to be used for converting such other currency into USD shall be the average of the exchange rate (local currency per USD$1) published in the Wall Street Journal, Western Edition, under the heading “Currency Trading” on the first Business Day of each month in the Quarter.

6.4	All costs of transmission and currency conversion shall be borne by ProNAi.

6.5	Tax.

6.5.1	All payments to CPF under this Agreement are expressed to be exclusive of indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”)) howsoever arising. ProNAi shall pay all accurately applied Indirect Taxes to CPF in addition to those payments or, if earlier, on receipt of a tax invoice or invoices from CPF as applicable, all Indirect Taxes for which CPF is liable to account in relation to any supply made or deemed to be made for value added tax purposes pursuant to this Agreement, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements. [*].

6.5.2

If ProNAi is required by law to make any such tax deduction or withholding, ProNAi shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. ProNAi shall: (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) promptly give CPF proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld; provided, however, that before making any such deduction or withholding, ProNAi shall give CPF notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such other Party to obtain reduction of or relief from such deduction or withholding). ProNAi shall give reasonable assistance to CPF to claim refunds or

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

exemption from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Clause 6.5.2 are reduced in amount to the fullest extent permitted by Applicable Laws. Any and all expenses incurred by ProNAi in providing such assistance shall be fully reimbursed by CPF. In addition, the Parties shall cooperate in accordance with applicable Laws to minimize withholding in connection with this Agreement; provided that subject to Clause 6.5.3, such cooperation shall not prohibit ProNAi from making changes to its business in due course.

6.5.3	Tax Gross-up. Notwithstanding the foregoing, if either Party (or its assignee pursuant to Clause 17.1.2) takes any action (including an assignment pursuant to Clause 17.1.2) and if as a result of such action, such Party (or its assignee pursuant to Clause 17.1.2) is required by applicable Law to withhold taxes, or if such action results in the imposition of Indirect Taxes that were not otherwise applicable, from or in respect of any amount payable under this Agreement, and such withholding taxes or Indirect Taxes exceed the amount of withholding taxes or Indirect Taxes that would have been applicable if such action had not occurred, then any such amount payable shall be increased to take into account such increased withholding taxes or Indirect Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts) and/or paying such Indirect Taxes, as the case may be, the other Party (or its assignee pursuant to Clause 17.1.2) receives an amount equal to the sum it would have received had no such increased withholding been made and no such Indirect Taxes had been imposed; provided, however, that the paying Party will have no obligation to pay any additional amount under the immediately preceding clause to the extent that such increased withholding tax or such Indirect Taxes would not have been imposed but for (A) the assignment by the other Party pursuant to Clause 17.1.2 of its rights under this Agreement or any redomiciliation of the other Party outside of the United States (in the case of ProNAi) or the United Kingdom (in the case of CPF), to the extent such assignment or redomiciliation occurs after the initial action by the paying Party described in the first sentence of this Clause 6.5.3 or (B) the failure by the other Party to comply with the requirements of Clause 6.5.2.

EXECUTION VERSION	CONFIDENTIAL

6.5.4	Tax Documentation. Each Party has provided a properly completed and duly executed IRS Form W-9 or other applicable Form to the other Party. Each Party and any other recipient of payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Party or as required by applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

6.6	Where the payee does not receive payment of any undisputed sums properly due and payable to it under this Agreement within the relevant period, interest shall accrue on the sum due and owing at the rate equivalent to an annual rate of two percent (2%) over the then current base rate of LIBOR, calculated on a daily basis, without prejudice to payee’s right to receive payment within the relevant period, provided always the provisions of this Clause shall not apply to the extent and for the period that a Force Majeure event prevents payment.

7.	ACCOUNTS

7.1	ProNAi shall:

7.1.1 keep and notwithstanding the expiry or termination of this Agreement, maintain and shall use its Commercially Reasonable Efforts to procure that each Sub-Licensee keeps and maintains, for at least [*] years, true and accurate accounts and records (including any underlying documents supporting such accounts and records) in sufficient detail to enable the amount of all sums payable under this Agreement (including determination of any permissible deductions set forth in subclauses (i) through (vi) of the definition of Net Sales) to be determined; and

7.1.2 during the Term and thereafter until the period of [*] years relevant to the accounts and records has expired, no more frequently than once a Year, at the reasonable request of CPF and at the expense of CPF from time to time, permit or procure permission for an independent certified public accounting firm of nationally recognized standing nominated by CPF, and reasonably acceptable to ProNAi, to inspect and audit those accounts and records and, to the extent that they relate to the calculation of those sums, to take copies of them.

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

7.2	If, following any inspection pursuant to Clause 7.1.1, and in the absence of manifest error, CPF’s nominated accountant certifies that the total payments in respect of the period audited fall short of the sums which were properly payable in respect of the period audited under this Agreement, CPF shall send a copy of the certificate to ProNAi and ProNAi shall (subject to Clause 7.4) within [*] of the date of receipt of the certificate pay the shortfall to CPF and, if the shortfall exceeds [*] of the sum properly payable during the period audited, ProNAi shall also reimburse to CPF the reasonable costs and expenses of CPF in making the inspection.

7.3	CPF shall cause its accounting firm to retain all financial information subject to review under this Clause 7 in strict confidence; provided, however, that ProNAi shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with ProNAi regarding such financial information. The accounting firm shall disclose to CPF only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. CPF shall treat all such financial information as ProNAi’s Confidential Information.

7.4	If within [*] of the date of receipt by ProNAi of any certificate produced pursuant to Clause 7.2, ProNAi notifies CPF in writing that it disputes the certificate, the dispute shall be [*].

8.	INTELLECTUAL PROPERTY MANAGEMENT

8.1	All Patent Costs incurred after the Effective Date shall be met solely by ProNAi.

8.2	The ownership of the Licensed Intellectual Property shall at all times remain vested solely in CRT. CPF represents and warrants to ProNAi that as of the Effective Date it does not own or controls any Patent (other than the Licensed Patents) which cover equivalent subject matter (concerning CHK1) to the Licensed Patents.

8.3	Subject to Clauses 8.4, 8.5 and 8.6, ProNAi shall have the right to control the filing, prosecuting and maintaining the Licensed Patents in CRT’s sole name and will use its Commercially Reasonable Efforts to maximise the duration and scope thereof in the Target Patent Countries.

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

8.4	ProNAi shall keep CPF reasonably informed in advance of the filing and prosecution strategy for the Licensed Patents, and shall take into consideration all comments received from CPF in respect thereof. If ProNAi elects not to file a Patent application, in any Target Patent Country ProNAi shall promptly notify CPF of such decision and CPF shall have the right (but not the obligation) to file such an application. If CPF elects to exercise such right by notice in writing to ProNAi, CPF shall thereafter be solely responsible for the expense of filing, prosecuting and maintaining the corresponding Patent, which shall be excluded from the definition of Licensed Patents and the licence granted under Clause 3.1.

8.5	ProNAi shall keep CPF reasonably informed in writing as to the prosecution and/or maintenance status of the Licensed Patents and shall promptly provide CPF with a copy of all material submissions made to or material responses received from the relevant Patent offices and all correspondence to and responses received from the relevant Patent agent in relation to the Licensed Patents in each applicable country of the Territory. ProNAi shall use Commercially Reasonable Efforts to notify CPF at least three (3) months prior to any restriction of scope of any of the Licensed Patents.

8.6	If ProNAi elects not to prosecute and/or maintain any part of the Licensed Patents in any Target Patent Country, ProNAi shall notify CPF in writing and shall use Commercially Reasonable Efforts to ensure that such notice is given at least [*] prior to the expiration of any applicable time bars. During the aforementioned [*] notice period, ProNAi shall continue to prosecute and maintain the Licensed Patents in question. On the expiry of such notice period:

8.6.1 the licence granted pursuant to Clause 3.1 shall terminate in respect of the Licensed Patents identified in such notice; and

8.6.2 ProNAi shall, at CPF’s request, promptly transfer to CPF any and all documents and information in ProNAi’s control relating to such Licensed Patents; and

8.6.3 CPF shall have the right, but not the obligation, to prosecute (or abandon) such Licensed Patents at its sole discretion and to grant rights thereunder to any person without further reference to ProNAi.

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

8.7	Each Party will promptly notify the other Parties in writing as soon as it becomes aware of any infringement or suspected infringement by a Third Party of any of the Licensed Patents or any unauthorised use of the Licensed Know How or the Licensed Materials in the Field (an “Infringement Action”).

8.8	Provided ProNAi has a licence under this Agreement in relation to the relevant Licensed Patent and country (and where local law permits), within such country ProNAi may at its sole discretion:

8.8.1 at its own cost and subject to Clause 8.9, bring proceedings in its own name (or authorize a Sub-Licensee to bring proceedings in its own name) or, if required by law (including as required for standing), jointly with CPF (and CRT and/or ICR, if required for standing), for any Infringement Action; and

8.8.2 in any such proceedings settle any Infringement Action, provided it obtains the prior written consent of CPF, where any such settlement would result in a restriction to the scope of such Licensed Patent.

8.9	(a) Any damages, profits, and awards of whatever nature recovered by ProNAi or any Sub-Licensee for any Infringement Action shall be treated as Net Sales subject to a deduction for external legal expenses of ProNAi and such Sub-Licensee insofar as these are not recovered from a Third Party, provided always, where damages are also awarded to CPF to the extent that this would otherwise result in a double receipt by CPF of royalties ProNAi shall be entitled to deduct any such duplicated payment from any royalties payable to CPF. In any such proceedings, CPF shall, at ProNAi’s cost, promptly provide ProNAi with all documents and assistance as ProNAi may reasonably require. ProNAi shall promptly provide CPF with notice of such proceedings and keep CPF regularly informed of progress and promptly provide CPF with such information as CPF may require including copies of all documents filed at court in the proceedings. If CPF (or CRT and/or ICR) is joined to proceedings pursuant to this Clause or otherwise, ProNAi shall indemnify and hold harmless the CPF Indemnified Parties and the inventors named in any Licensed Patents (the “CPF Indemnitees”) from and against any and all claims, demands, losses, causes of action, damages and expenses (including without limitation, legal fees) arising from or in connection with such proceedings.

EXECUTION VERSION	CONFIDENTIAL

(b) If ProNAi does not exercise its right to bring proceedings pursuant to Clause 8.8 within [*] of written request to bring proceedings from CPF, then CPF shall be entitled, but not obliged to bring such proceedings at its own cost. If necessary, including to recover damages, subject to ProNAi’s consent (such consent not to be unreasonably withheld or delayed it being agreed that the lack of indemnity protection for ProNAi would be reasonable grounds to refuse consent) CPF may require ProNAi to join in such proceedings. ProNAi shall have the right to join in any such proceedings commenced by CPF, subject to [*]. Any damages, profits, and awards of whatever nature recovered as a result of such a joint proceeding shall be [*] after deduction for external legal expenses of both Parties.

(c) In any proceedings in clauses (a) or (b), the Parties not bringing the proceedings (“Inactive Parties”) shall promptly provide the Party bringing proceedings (“Active Party”) with all documents and assistance as the Active Party may reasonably require and the Active Party shall promptly provide the Inactive Parties with notice of such proceedings.

8.10	The Parties shall, at the request of any of them and at the expense of the requesting Party but for no further consideration, enter into such confirmatory Patent licences relating to the Licensed Patents, substantially in the form set out in Schedule 10, as may be necessary or desirable in accordance with the relevant law and practice in each country in the Territory for Registration at the relevant Patent offices so that this Agreement need not be registered or recorded unless the Parties are required to do so by law. If there are any inconsistencies between the terms of any such confirmatory Patent licence and the provisions of this Agreement, this Agreement shall prevail.

8.11	With respect to each Licensed Product, ProNAi shall, at the time of receipt of the relevant Regulatory Approval, or such other time as appropriate, apply for a Supplementary Protection Certificate, Patent term extension and/or any other exclusivity in respect of such Licensed Product. Without limiting the foregoing, the selection of any patent to be subject to any patent term extension for any Licensed Product shall be made by ProNAi in its sole discretion. At ProNAi’s reasonable request and sole cost, CPF will provide reasonable assistance to ProNAi in connection with any such applications.

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

9.	WARRANTY

9.1	Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties, terms and undertakings implied by statute, common law or otherwise are excluded from this Agreement to the fullest extent permissible by law.

9.2	Each Party warrants to the others that it has the power and authority and the legal right to enter into this Agreement to which it is a Party and to perform its obligations hereunder and has taken all necessary action on its part required to authorise the execution and delivery of this Agreement to which it is a Party. This Agreement has been duly executed and delivered on behalf of such Party and in the case of CPF execution on its behalf by the General Partner constitutes a legal, valid and binding execution and is enforceable against it in accordance with its terms.

9.3	CPF hereby represents and warrants to ProNAi as at the Effective Date of this Agreement:

9.3.1 CPF is the sole owner or exclusive licensee of the Licensed Intellectual Property, and except with respect to rights granted to Third Parties under the MTAs, CPF has not granted to any Third Party any licence or other interest in the Licensed Intellectual Property.

9.3.2 [*].

9.3.3 Neither CPF nor its Affiliates are [*].

9.3.4 To CPF’s knowledge, CPF has provided to ProNAi [*], provided that if either Party [*] such [*] shall be [*].

9.3.5 CPF has provided ProNAi with complete and correct copies of (i) the form of agreement on which each MTA is based, and for the final form of each executed MTA[*] and (ii) CPF In-Licences, and there have been [*] prior to the Effective

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

Date. Except with respect to those MTAs expressly stated not to have been executed as of the Effective Date, the MTAs and CPF In-Licences are in full force and effect in accordance with their terms.

9.3.6 CPF is not in breach of any executed MTAs or CPF In-Licence and signing this Agreement does not put CPF in breach, default or cause events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify any executed MTAs or CPF In-Licence.

9.3.7 Except to the extent necessary for the conduct of the Phase I Clinical Trials for 737, CPF has not transferred or granted, and CPF shall not transfer or grant, to any Third Party any licence or other interest in the MTAs or CPF In-Licences.

9.4	Without limiting the scope of Clause 9.1, CPF does not give any warranty, representation or undertaking in relation to the Licensed Intellectual Property, including any warranty, representation or undertaking:

9.4.1 as to the efficacy, usefulness, completeness or accuracy of the Licensed Intellectual Property; or

9.4.2 that any of the Licensed Patents is or will be valid or that any of the applications within the Licensed Patents will proceed to grant; or

9.4.3 that the use of any Licensed Intellectual Property, including without limitation any invention claimed in a Licensed Patent, or the exercise of any rights granted under this Agreement will not infringe the Intellectual Property or other rights of any other person.

10.	INDEMNITY

10.1	ProNAi shall indemnify, defend and hold harmless CPF Indemnified Parties from and against any and all third party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) arising from or in connection with the exercise by ProNAi or a Sub-Licensee of the rights granted in Clause 3.1 or the actions of ProNAi, or a Sub-Licensee in relation to a Licensed Product.

EXECUTION VERSION	CONFIDENTIAL

10.2	CPF shall indemnify, defend and hold harmless ProNAi and its respective officers, employees and agents (the “ProNAi Indemnified Parties”) from and against any and all third party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) arising from or in connection with a breach of any representation, warranty or covenant of CPF under this Agreement.

10.3	Promptly after receipt by a Party seeking indemnification (the “Indemnitee”) of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity provided for in this Clause 10 may apply, the Indemnitee shall give written notice to the other Party (the “Indemnitor”) of such fact and the Indemnitor shall have the option to assume the defence thereof by election in writing within thirty (30) days of receipt of the Indemnitee’s notice. If the Indemnitor fails to make such election, the Indemnitee may assume such defence and the Indemnitor will be liable for the legal and other expenses consequently incurred in connection with such defence. The Parties will co-operate in good faith in the conduct of any defence, will provide such reasonable assistance as may be required to enable any claim to be defended properly and the Party with conduct of the action shall promptly provide to the other Party copies of all correspondence and documents and notice in writing of the substance of all oral communications relating to such action.

10.4	Should the Indemnitor assume conduct of the defence:

10.4.1 the Indemnitee may retain separate legal advisers, at its sole cost and expense; and

10.4.2 the Indemnitor will not, except with the written consent of the Indemnitee, such consent not to be unreasonably withheld, delayed or conditioned, consent to the entry of any judgment or enter into any settlement provided always, that if the Indemnitee shall not consent to such entry of judgment or settlement, and provided that such judgment or settlement does not involve an admission of liability on the part of the Indemnitee then the amount which the Indemnitee shall be entitled to recover from the Indemnitor pursuant to this Clause 10 shall be limited to the amount that they would have received if the action would otherwise have been settled.

EXECUTION VERSION	CONFIDENTIAL

10.4.3 The Indemnitee shall not admit liability in respect of, or compromise or settle any such action without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed.

11.	INSURANCE

11.1	Within [*] after the Effective Date, ProNAi shall put in place and thereafter maintain, at its own cost, [*] product/clinical trial liability insurance and general commercial liability insurance through a reputable insurance company, with respect to Licensed Products. ProNAi shall name CPF as an additional insured on such policy, and at CPF’s request, ProNAi shall provide CPF with a certificate evidencing the coverage required hereby, and the amount thereof. Such insurance shall be maintained as follows: (a) at least [*] years following the expiration or termination of this Agreement with respect to general commercial liability insurance, and (b) at least [*] years following the last date of patient dosing for product/clinical trial liability insurance.

12.	LIMITATION OF LIABILITY

12.1	Subject to Clause 12.2, neither Party nor their respective directors, officers, employees and agents shall have any liability under or in connection with this Agreement whether under statute or in tort (including but not limited to negligence), contract or otherwise in respect of: (i) any consequential or indirect loss; and/or (ii) any loss of goodwill, opportunity, profit or contract, in either case even if advised in advance of the possibility of such losses.

12.2	Nothing in this Agreement shall be construed as excluding or limiting the liability of any person for any liability which cannot be limited or excluded by law.

13.	CONFIDENTIALITY

13.1	Each Party (the “Receiving Party”) undertakes with each other Party (the “Disclosing Party”) that it shall keep, and it shall procure that its respective directors, partners, officers, employees and agents (collectively, “Representatives”) shall keep, secret and confidential all Confidential Information of the Disclosing Party and shall not publish or disclose the same or any part of the same to any person whatsoever other than:

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

13.1.1 in the case of ProNAi to: (i) Sub-Licensees and Third Party Service Providers, subject to compliance with Clauses 3.4 and 3.6 respectively; (ii) any actual or prospective investors in, or acquirers of, ProNAi, including pursuant to obligations under applicable laws and regulations (in particular but without limitation those of the US Securities & Exchange Commission); (iii) Competent Authorities in the Territory as necessary in communications relating to the Licensed Patents and Licensed Products; (iv) potential Sub-Licensees and potential Third Party Service Providers, and (v) as reasonably necessary to exploit the licenses granted to ProNAi hereunder, provided that any such persons to whom disclosure is made under (i) through (v) have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 13,;

13.1.2 in the case of each Party, to its Representatives directly or indirectly concerned in the exercise of the rights granted under this Agreement; and

13.1.3 in the case of CPF, (i) to CPF Reviewers and to any research institutions involved in the generation or development of the Licensed Intellectual Property pursuant to Clause 4.5, and (ii) to CPF’s potential or actual investment bankers, acquirers, lenders, investors or collaborators, and (iii) legal advisors of any of the foregoing in (i) and (ii), provided that in each case any such persons or entities have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 13.

13.2	The Parties agree that any information comprised in the Exclusively Licensed Intellectual Property shall be considered to be the Confidential Information of ProNAi as well as CPF (such information the “Licensed Confidential Information”). Consequently, except as set forth in Sections 3.3.2 and 27.4, CPF shall be bound by the confidentiality provisions in this Clause 13 in respect of such Licensed Confidential Information as though it had been disclosed to each of them by ProNAi.

13.3	Each Party shall ensure that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 13.

EXECUTION VERSION	CONFIDENTIAL

13.4	CPF shall, where it wishes to transfer Confidential Information of ProNAi to:

13.4.1 CPF Reviewers, provide ProNAi, upon reasonable notice, the opportunity to review and comment on any Confidential Information proposed to be disclosed to CPF Reviewers and shall give due consideration to any comments received from ProNAi. CPF recognises the need to protect the confidentiality of the chemical structures of Licensed Compounds. Notwithstanding the foregoing, CPF shall be permitted to disclose to any CPF Reviewers such Confidential Information as it may determine in its reasonable discretion to disclose. Such disclosure shall be made under the terms of a confidential disclosure agreement the confidentiality term of which shall be no less than ten (10) years.

13.4.2 any research institutions that have been involved in the generation or development of the Licensed Intellectual Property:

(a)	be free to provide Confidential Information only to the extent that the Confidential Information relates solely to the revenues paid by ProNAi to CPF (“Revenue Information”); or

(b)	only provide Confidential Information, which is not Revenue Information, having first obtained ProNAi’s prior written consent to such transfer,

provided that CPF may only provide Confidential Information under this Clause 13.4.2 to such research institutions to the extent that CPF has a financial or other obligation to such research institution with respect to the creation of such Licensed Intellectual Property, and such Confidential Information is necessary to show compliance with such obligation.

13.5	The provisions of Clauses 13.1, 13.2 and 13.4 shall not apply to Confidential Information which:

13.5.1 the Receiving Party can demonstrate by reference to written records to have been in its possession (other than under an obligation of confidence to the Disclosing Party or to a Third Party) at the date of receipt;

EXECUTION VERSION	CONFIDENTIAL

13.5.2 the Receiving Party can demonstrate by reference to written records that it received from a Third Party without obligation of confidence to the Disclosing Party after receipt from the Disclosing Party;

13.5.3 enters the public domain otherwise than through a breach of any obligation of confidentiality owed to the Disclosing Party; or

13.5.4 the Receiving Party can prove it has independently developed without the use of the Disclosing Party’s Confidential Information.

13.6	The Receiving Party may disclose Confidential Information to the extent that such disclosure is:

13.6.1 necessarily required of the Receiving Party by order of a Competent Authority or otherwise by applicable law; provided, that the Receiving Party shall, to the extent practicable in the time available and where legally permissible, first have given notice to the Disclosing Party and shall provide such assistance to the Disclosing Party as it may reasonably require in order for it to make an application to quash any such order or obtain a protective order requiring that the Confidential Information the subject of such order be held in confidence by such Competent Authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order;

13.6.2 made by the Receiving Party to a Patent authority as may be necessary or useful for the purposes of obtaining or enforcing a Licensed Patent (consistent with the terms and conditions of Clause 8), provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

13.6.3 required with regard to the disclosure requirements of a national securities exchange or other stock market or of a related regulatory body on which the Receiving Party’s securities are or are proposed to be traded, provided it has used reasonable endeavours in the time available to provide notice to the Disclosing Party of the terms of any such disclosure beforehand.

EXECUTION VERSION	CONFIDENTIAL

13.7	The Receiving Party agrees that the disclosure of the Disclosing Party’s Confidential Information without the express written consent of the Disclosing Party may cause irreparable harm to the Disclosing Party, and that any breach or threatened breach of this Agreement by the Receiving Party may entitle the Disclosing Party to injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

13.8	The provisions of this Clause 13 shall remain in force for a period of ten (10) years from the expiry or termination of this Agreement.

14.	TERM AND TERMINATION

14.1	This Agreement will become effective on the Effective Date. Subject to the provisions of this Clause 14 it will remain effective in each country of the Territory until the expiry of the obligation upon ProNAi to pay royalties in relation to that country pursuant to this Agreement.

14.2	Without prejudice to any other rights of the Parties, this Agreement may be terminated by notice in writing:

14.2.1 by (a) ProNAi if CPF is in material breach of any of its obligations under this Agreement; or (b) CPF if ProNAi is in material breach of any of its obligations under this Agreement; and in both cases in the case of a remediable breach fails to remedy the breach within sixty (60) Business Days of written notice containing full particulars of the breach and requiring it to be remedied, provided that (i) this Agreement shall not terminate for breach until there has been a final determination pursuant to Clause 28 (including by way of settlement) of the existence of an uncured material breach and the terminating Party’s right to terminate this Agreement (provided that following such final determination, this Agreement shall be deemed terminated and the breaching Party shall not be afforded any additional cure period), or the Parties mutually agree to such a termination upon expiration of the cure period, and (ii) this Agreement shall remain in force on its terms during any period when the existence of a material breach giving the right to terminate is in dispute; or

EXECUTION VERSION	CONFIDENTIAL

14.2.2 by either ProNAi on the one hand or CPF on the other forthwith if, in respect of either ProNAi on the one hand or CPF on the other a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the other Party’s assets or undertakings or a winding-up resolution or petition is passed (otherwise than for the purpose of solvent reconstruction or amalgamation, in particular with respect to any reorganisation of the structure of the relevant Party) or if any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver or administrator or make a winding-up order or similar or equivalent action is taken by the relevant Party by reason of its insolvency or in consequence of debt or is taken against the relevant Party and is not dismissed within ninety (90) Business Days; or

14.2.3 by CPF upon thirty (30) days written notice to ProNAi, if ProNAi challenges or seeks to challenge the validity of any of the Licensed Patents and ProNAi shall forthwith in writing notify to CPF any decision to challenge the Licensed Patents which it makes or of which it becomes aware; provided that, for clarity, the foregoing right to terminate shall not apply solely to the extent ProNAi is legally obligated to assist in any Third Party challenge (including through a subpoena), and assists in such challenge solely to the extent legally required to do so;

14.2.4 by CPF forthwith in the event of a change of Control of ProNAi where the new Controlling party is a Tobacco Party; or

14.2.5 in accordance with Clause 4.6; or

14.2.6 by ProNAi without cause by ninety (90) days written notice to CPF.

14.3

This Agreement shall terminate automatically upon the termination of the Upstream Licence Agreement. CPF shall promptly provide written notice to ProNAi following any receipt from CRUK and/or ICR of any notice of termination under the Upstream Licence Agreement. Notwithstanding the foregoing, provided the termination of the Upstream Licence Agreement was not caused by a breach of ProNAi’s obligations under this Agreement, CRT and ICR are required, pursuant to the terms of the Upstream Licence

EXECUTION VERSION	CONFIDENTIAL

Agreement, to grant to ProNAi a licence on materially the same terms to that contained in this Agreement (a “Substituted Sublicense”), save that this shall not result in CRT or ICR taking on any more onerous obligations or assuming any liability greater than its obligations to CPF pursuant to the Upstream Licence Agreement. Pursuant to the terms of the Upstream Licence Agreement, CRT is required to continue to pay to CPF such sums as it would have received under the terminated sub-licence less the amount which the CPF would have had to pay CRT pursuant to the Upstream Licence Agreement and less any Patent Costs or other costs which would have been borne by CPF, but for the termination of the Upstream Licence Agreement. For the avoidance of doubt, expiration of the Upstream Licence Agreement consequent upon the expiry of the Term of the Upstream Licence Agreement shall not result in the automatic termination of any sub-licence.

15.	EFFECTS OF TERMINATION

15.1	Upon the termination (but not expiration) of this Agreement for any reason:

15.1.1 payment of royalties and all other sums (including milestones, if applicable) due to CPF through the effective date of termination shall become due to CPF upon the effective date of termination of this Agreement, and shall be payable no later than [*] following such termination;

15.1.2 ProNAi shall, [*] of the effective date of termination of this Agreement provide CPF with a final written statement detailing, in respect of the time elapsed since the last report under Clause 6.6, the matters set out in Clause 6.6;

15.1.3 ProNAi shall consent to the revocation of any confirmatory Patent licence relating to the Licensed Patents granted pursuant to Clause 8.10 and the cancellation of the Registration of any such licence in any register;

15.1.4 ProNAi shall promptly transfer to CPF (or any person nominated by CPF) any and all documents and information in ProNAi’s control or possession relating to the Licensed Patents and CPF may assume responsibility for the prosecution and maintenance of the same;

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

15.1.5 the licences granted to ProNAi pursuant to Clause 3 shall terminate forthwith, and ProNAi shall have no further rights in or to the Licensed Intellectual Property pursuant to this Agreement. Unless ProNAi is granted a direct sublicence by CRT following such termination, ProNAi (and its Affiliates and Sub-Licensees) may, upon request and with CPF’s prior written consent (which may be withheld at CPF’s discretion), for a period [*] following such termination, continue to sell off any inventory of finished Licensed Products existing as of the effective date of such termination, provided that ProNAi shall continue to account to CPF for any royalty owed on Net Sales of such Licensed Products. Upon the expiration of such [*], or promptly following the effective date of such termination (if CPF does not give its consent to such inventory sell off), ProNAi shall, at CPF’s election, transfer to CPF or destroy, and shall cause its Affiliates and Sub-Licensees (to the extent such Sub-Licensees do not retain their sublicenses following such termination), to transfer to CPF or to destroy, at CPF’s reasonable expense, all inventory of Licensed Products in ProNAi’s possession, provided that if CPF requests a transfer of such inventory, CPF shall also reimburse ProNAi for ProNAi’s reasonable cost of manufacture (or purchase from a Third Party) of such inventory of Licensed Products, in addition to the costs of such transfer.

15.1.6 ProNAi shall, at the request and option of CPF, return or destroy the Licensed Know How and the Licensed Materials in its possession or control;

15.1.7 In the event that ProNAi had signed a sub-licence, such sub-licence shall terminate and Clause 3.5.1 shall apply. The principles in Clauses 6.3 through6.6 and 7 shall apply to CPF as though it were substituting ProNAi in those Clauses where ProNAi was the beneficiary of those Clauses under such terminated sublicense; and

15.1.8 save where this Agreement is terminated by ProNAi pursuant to Clause 14.2.1, in the event that CPF desires to proceed with the development and/or exploitation of any Licensed Products:

15.1.9 ProNAi hereby grants to CPF under the Arising Intellectual Property a perpetual, irrevocable, fully-paid, sub-licensable, worldwide, non-exclusive licence to research, develop, make, have made, market, use and sell Licensed Products to the extent falling within the scope of the Arising Intellectual Property.

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

15.1.10 Solely in the case of termination by ProNAi pursuant to Clause 14.2.6, or by CPF in accordance with Clause 14.2.1, 14.2.2, 14.2.3, 14.2.4 or 14.2.5, ProNAi shall, at CPF’s request and cost, transfer to CPF (or its nominee) as soon as practicable any Registrations, Price Approvals and other permits and applications relating to Licensed Products; and cancel, and consent to the cancellation by CPF, of the Registration of this Licence Agreement with any national Patent registry or other relevant Competent Authority; and

15.1.11 ProNAi shall, at CPF’s cost, within fourteen (14) days of the date of termination of this Agreement disclose to CPF (or its nominee) all Arising Intellectual Property.

15.2	In the event that CPF does not take up the licence set out in Clause 15.1, the right to take such licence shall pass to ICR or CRT mutatis mutandis.

15.3	The termination of this Agreement howsoever arising will be without prejudice to the rights and duties of either Party accrued prior to termination. The following Clauses will continue to be enforceable notwithstanding termination: Clauses 1, 3.2, 3.5.1,6 (with respect to any payments owing as of the effective date of termination), 7, 8.9 (with respect to proceedings commenced as of the effective date of termination), 10, 11, 12, 13, 14.3, 15 and 18 to 29 inclusive.

16.	FORCE MAJEURE

16.1	If a Party is unable to carry out any of its obligations under this Agreement due to Force Majeure (the “Non-Performing Party”) this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the relevant obligations of the other Parties (the “Innocent Parties”) under this Agreement shall be suspended for the duration of the circumstance of Force Majeure provided that:

16.1.1 the suspension of performance is of no greater scope than is required by the Force Majeure;

16.1.2 the Non-Performing Party gives the Innocent Parties prompt notice

EXECUTION VERSION	CONFIDENTIAL

describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

16.1.3 the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

16.1.4 as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

17.	ASSIGNMENT AND SUB-CONTRACTING

17.1	This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns. This Agreement shall be assignable:

17.1.1 by a Party with the written consent of the other Parties; or

17.1.2 by a Party without the consent of the other Parties, to (a) an Affiliate, or (b) any successor to all or substantially all the assets of its business to which this Agreement relates.

17.2	CPF shall have the right to assign the right to receive income pursuant to this Agreement but shall not otherwise have the right to assign the benefit or burden of this Agreement.

18.	NOTICES

18.1	All notices shall be in writing and sent by hand, email, or recorded delivery and shall be deemed to be properly served (i) if sent by hand, when delivered at the relevant address; (ii) if sent by recorded delivery, three (3) Business Days after posting; (iii) if sent by email, when transmitted, provided a confirmation of delivery is received, and shall be sent to the following addresses or email address as may be amended by the relevant Party in writing:

EXECUTION VERSION	CONFIDENTIAL

CPF:	[*]

Email:	[*]

For the attention of:	[*]

ProNAi:	ProNAi Therapeutics, Inc. 1000 Marina Blvd, Suite 450 Brisbane, CA 94005, U.S.A.

Email:	[*]

For the attention of:	[*]

19.	VARIATION

19.1	No variation, modification, amendment, extension or release from any provision of this Agreement shall be effective unless it is in writing, signed by each of the Parties.

20.	ENTIRE AGREEMENT

20.1	Each Party confirms that this Agreement (including all Schedules) represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto PROVIDED that the confidentiality agreement entered into between the Parties on 30 September 2015 shall continue in full force and effect.

20.2	Each Party confirms that:

20.2.1 it has not relied on any representation or warranty or undertaking which is not contained in this Agreement; and

20.2.2 in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, neither Party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

21.	FURTHER ASSURANCE

21.1	Each Party hereby undertakes to do all such other acts and things, and execute and provide all such documents at the other Party’s request and cost as may be reasonably necessary or desirable to give effect to the purposes of this Agreement.

22.	NO PARTNERSHIP

22.1	Nothing in the Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership association, joint venture or other co-operative entity between the Parties and none of the Parties shall have any authority to bind any of the others in any way except as provided in this Agreement.

23.	COSTS

23.1	Each Party shall bear its own legal costs, legal fees and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement and the documentation referred to herein.

24.	WAIVER

24.1	No relaxation, forbearance, waiver or indulgence by either Party in enforcing any of the terms or conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of such Party, unless contained in a writing signed by the Party charged with such waiver. The waiver of any breach of any term or any condition of this Agreement shall not be construed as a waiver of any subsequent breach of a term or condition of the same or of a different nature.

25.	SEVERABILITY

25.1	If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including by reason of the provisions of any legislation and/or by reason of any court or Competent Authority):

25.1.1 in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

EXECUTION VERSION	CONFIDENTIAL

25.1.2 in the case of the illegality, invalidity or unenforceability of a part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect and in no circumstances shall sums paid by ProNAi to CPF under this Agreement be repayable.

25.2	If in the reasonable opinion of a Party any severance under this Clause 25 materially affects the commercial basis of this Agreement, the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

26.	EXECUTION

26.1	This Agreement may be executed in any one or more number of counterpart agreements each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

27.	ANNOUNCEMENTS, PUBLICATIONS AND USE OF NAMES

27.1	Save as provided in Clause 27.2 neither Party shall make, or procure or permit the making of, any press release or other public announcement (including on any website or in any company publication) in relation to this Agreement without first obtaining the written approval of the other Party to any such release or announcement, which shall not unreasonably be withheld, conditioned or delayed.

27.2

ProNAi will prepare a press release to announce the execution of this Agreement and will provide it to CPF in advance of disclosure and will reasonably incorporate any comments provided by CPF. ProNAi acknowledges and agrees that pursuant to the Upstream Licence Agreement, the consent (not to be unreasonably withheld, delayed or conditioned) of CRT and ICR is required in relation to any press release that relates to the Upstream Licence Agreement, and accordingly, ProNAi shall provide the foregoing proposed press release to CPF in sufficient time for CPF to obtain the consent of ICR and CRT to such press release, and shall not disclose such press release in the absence of such consent. Either Party may disclose the foregoing press release. Any Party may make an announcement with respect to this Agreement or any ancillary matter if required by

EXECUTION VERSION	CONFIDENTIAL

law or the regulations of any stock exchange to which it is subject, without the other Party’s consent provided it has used reasonable endeavours in the time available to consult with the other Party on the terms of any such announcement beforehand.

27.3	ProNAi shall: (i) for the period from the Effective Date, to a date which is eighteen (18) months after, ensure that the ICR’s researchers shall be named as authors on the first publication of any Licensed Intellectual Property if required by, and in accordance with, customary standards of scientific attribution; and (ii) acknowledge ICR’s involvement in the research and development of any Licensed Product (which, in the case of a Sub-Licensee is the subject of the sublicence) in any academic publication, other trade publication or press release relating to that Licensed Product provided always that ProNAi shall have no liability to CPF if, subject to ProNAi having taken the steps set out in the remainder of this Clause 27.3, the Sub-Licensee does not agree to the provisions of this Clause 27.3 or subsequently breaches these provisions. In the event of a breach by a Sub-Licensee of the provisions of this Clause 27.3, and on receipt of written notice from the CPF notifying ProNAi of such breach (which may be delivered by email), ProNAi hereby undertakes to notify the Sub-Licensee of such breach and to request future adherence to the terms of this Clause 27.3. No Party shall use the name or marks of any other (including CRUK), other than as provided in Clause 27.1 and 27.2 without the prior written consent of that Party which shall be at that Party’s sole discretion.

27.4	CPF and ProNAi acknowledge the importance of publications to the academic standing of ICR. Any publication or presentation at an academic conference or in an academic journal in respect of the development of a Pre-Clinical Candidate, a Licensed Product or the results of any clinical trial for a Licensed Product, and any marketing materials (including flyers) produced by ProNAi referring to Licensed Product Development shall appropriately cite the contributions of all parties (including ICR) and CRUK and the researchers undertaking the research, using customary standards of scientific attribution. CPF shall provide ProNAi with any publication or presentation for an academic conference or in an academic journal at least thirty (30) days prior to submission for presentation or publication so that (a) Confidential Information of ProNAi (other than the Licensed Confidential Information) can be deleted and (b) Patent protection may be sought by ProNAi, if desired and applicable. If ProNAi notifies CPF within such period that it desires to file a Patent application on any inventions, then submission of such publication or presentation shall be delayed for an additional period of:

EXECUTION VERSION	CONFIDENTIAL

27.4.1 [*] days to the extent that the publication or presentation contains information which describes [*] within Exclusive Licensed Intellectual Property; or

27.4.2 [*] days where the publication or presentation contains information which relates to the Exclusive Licensed Intellectual Property, other than [*];

27.4.3 [*] days where the publication or presentation contains information which relates to [*]; and

27.4.4 no delay in the event that the publication or presentation only contains chemical structures and other materials and data which are already in the public domain,

provided that while such Patent application is prepared and filed, if no comments are provided during the applicable review period, the Parties will be free to make such presentation or publication without further obligation to the other Party. Following approval of any publication or presentation, the publishing Party shall be free to publish the content of the publication or presentation in any other format (including on its website) without referring such (subsequent) publication or presentation to the other Parties.

28.	DISPUTE RESOLUTION AND GOVERNING LAW

28.1	In the event that a determination of the Expert is sought under this Agreement (and to the extent this Agreement expressly provides for the use of an Expert for the applicable dispute):

28.1.1 the opinion of that Expert (who shall act as an expert and not as an arbitrator) shall be final and binding on the Parties;

28.1.2 each Party shall make written submissions to the Expert and to the other Parties within [*] of the Expert’s appointment;

28.1.3 each Party shall have [*] to respond to the other Parties’ submissions;

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

28.1.4 the Parties shall request that the Expert deliver his opinion within a further [*]; and

28.1.5 the costs associated with the appointment of the Expert shall be borne [*] or, if no such determination is made by the Expert, by [*].

28.2	It shall be a condition precedent to the commencement of any action in court or other tribunal (save an action for an interim injunction) in respect of any dispute relating to this Agreement that the Parties have sought to resolve the dispute by a Party notifying the other Parties in writing for resolution to the Executive Officers who shall meet (whether in person or via teleconference) within [*] of such notice to seek resolution in good faith. If the Executive Officers are unable to resolve the dispute at such meeting, any Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement.

28.3	This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the Parties agree, subject to Clauses 28.1 and 28.2, to submit to the exclusive jurisdiction of the English courts in respect of any dispute arising out of or in connection with this Agreement (except in respect of disputes under Clause 13 where jurisdiction is non-exclusive).

29.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

29.1	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. Notwithstanding the provisions of this Clause 29, the Parties shall be entitled to amend, suspend, cancel or terminate this Agreement or any part of it in accordance with Clause 19, without the consent of any third party including those referred to in this Clause 29, provided that such amendment, suspension, cancellation or termination does not affect adversely the rights of such Third Parties as referred to as enforceable by such Third Party in this Clause 29 (as of the Effective Date).

The Parties hereby execute this Agreement by their duly authorised Representatives:

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

For CRT PIONEER FUND LP acting by CRT Pioneer GP Limited its General Partner

Signature:	/s/ Ian Miscampbell

Name:	Ian Miscampbell

Title:	Director – CRT Pioneer GP Limited

For PRONAI THERAPEUTICS, INC.

Signature:	/s/ Dr. Nick Glover

Name:	Dr. Nick Glover

Title:	President & CEO

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 1

LICENSED PATENTS

Client Ref	Application Number	Application Date	Publication No	Grant Date	Title

[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 2

LICENSED KNOW-HOW

SCHEDULE 2 PART A:

EXCLUSIVELY LICENSED KNOW-HOW

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 2 PART B:

NON-EXCLUSIVELY

LICENSED KNOW-HOW

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 3

LICENSED MATERIALS

SCHEDULE 3 PART A

EXEMPLIFIED COMPOUNDS

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 3 PART B

UNEXEMPLIFIED COMPOUNDS

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 3 PART C

NON-COMPOUND MATERIALS

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 4

PRODUCT CTA TRANSFER ACTIVITIES

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 5

CHK1 CLINICAL SOPS

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 6

PAYMENT

Payment (USD)
Signature Fee	$7,000,000

Transfer of CTAs	$2,000,000

Royalties	Equal to: [*]

[*]	[*]

In the event that a Milestone Payment becomes due for a Milestone Event under this Schedule 6, but one or more Milestone Payments tied to earlier stages in development of such Licensed Product were not paid, (for example if [*] occurs, but no milestone was paid in connection with [*]), then such Milestone Payment attached to the earlier Milestone Event shall become due and payable contemporaneously with the payment for such later Milestone Event.

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 7

SUB-LICENCE PROVISIONS

1.	If the Sub-Licensee has received an exclusive sublicence from ProNAi to develop treatments for Oncology Indications, then if the Sub-Licensee reasonably believes that pursuing an Oncology Indication is likely to result in a product which would offer no substantial benefit to the patient population over existing drugs, or drugs in development, for the Oncology Indications that the Licensed Product would be most suitable for, then in such circumstances the Sub-Licensee shall provide an Other Indication Notice to ProNAi (which shall provide such Other Indication Notice to CPF) provided that (a) nothing in the foregoing shall preclude the Sub-Licensee from pursuing development and commercialization of a Licensed Product in an Other Indication concurrently with development and commercialization of Licensed Products in an Oncology Indication, provided that Sub-Licensee complies with its obligations under such sublicense, including the obligations set forth in Paragraph 2 below, in an Oncology Indication, and (b) where such Sub-licensee is developing and commercializing Licensed Products in an Oncology Indication, and is proposing to cease or scale back development and commercialization in all Oncology Indications (such that such Sub-Licensee would no longer meet its obligations under Paragraph 2 below in an Oncology Indication) in order to progress development and commercialization in an Other Indication, [*] the Sub-Licensee shall [*] for an Oncology Indication. Specifically, such Sub-Licensee shall [*] with the purpose of either (i) [*] in Oncology Indications, or (ii) [*] (with respect to the [*]) and allow [*] (or any [*]) to [*] Oncology Indications, provided that (A) any products developed following and as a result of the grant of rights to CRT or CPF [*] and shall not be [*] Oncology Indication under this Agreement, and (B) [*] and (2) [*] or (3) the [*] in an Oncology Indication, [*] shall be amended such that [*] shall apply in each case thereafter with respect to [*]. If at the end of the [*] negotiation period, [*] believes there is [*] (which may involve [*]) to [*]. Following [*], the parties will [*]. If such [*] will [*], whether to [*].

2.	Where applicable to the rights granted to a Sub-Licensee by ProNAi (i.e. based on the territory or scope of sublicence granted), the Sub-Licensee will use Commercially Reasonable Efforts to:

•	make each Licensed Product available for purchase throughout the United Kingdom

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

within [*] months of such Licensed Product receiving a European wide Registration (if the European-wide Registration also applies to permit commercialization in the United Kingdom on substantially similar terms, without the requirement for further material regulatory activities or filings in order to commence such commercialization in the United Kingdom) or a United Kingdom-specific Registration for launch

•	develop and commercialise in each of the Major Markets at least one Licensed Product with an application in an Oncology Indication;

•	in the event that a Licensed Product is launched or ready to be launched in the United Kingdom which has received a European wide Registration (if the European-wide Registration also applies to permit commercialization in the United Kingdom on substantially similar terms, without the requirement for further material regulatory activities or filings in order to commence such commercialization in the United Kingdom) or a United Kingdom-specific Registration in respect of an Oncology Indication, and such Sub-Licensee is responsible for setting the price of such Licensed Product, the Sub-Licensee will ensure that such Licensed Product is made available throughout the United Kingdom [*];

•	provide ProNAi with a Progress Report at least once every twelve (12) months;

•	promptly respond to any reasonable queries that ProNAi may have following receipt of a Progress Report; and

•	at ProNAi’s request, meet, once per Year, with ProNAi (either in person or by teleconference if a face-to-face meeting is not practical) to discuss the content of a particular Progress Report.

4.	The Sub-Licensee shall indemnify, defend and hold harmless CPF Indemnified Parties from and against any and all Third Party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) arising from or in connection with the exercise by the Sub-Licensee or its permitted Sub-Licensee of the rights granted to it or the actions of the Sub-Licensee, or its permitted Sub-Licensee in relation to a Licensed Product.

5.	Prior to a Sub-Licensee commencing any proceedings pursuant to Clause 8.8, the Sub-

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

Licensee shall enter into a separate agreement with each of CPF and CPF’s licensors pursuant to which the Sub-Licensee shall indemnify the CPF Indemnitees, CRT, ICR Indemnities (as defined in the Licence and Collaboration Agreement dated 23 September 2013 entered into by CPF, CRT and ICR) in respect of any and all potential Third Party claims, demands, losses, damages, costs and expenses (including, without limitation, legal fees) which might arise directly or indirectly as a consequence of such proceedings being concluded successfully or unsuccessfully (including without limitation any anti-trust proceedings commenced by a Third Party (for example, alleging that the price of any Licensed Product has been kept artificially high through the maintenance of Patent Rights which are invalid and/or unenforceable for any reason)).

6.	Promptly after receipt by CPF of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity provided for in this Paragraph 6 may apply, CPF shall give written notice to the Sub-Licensee of such fact and the Sub-Licensee shall have the option to assume the defence thereof by election in writing within thirty (30) days of receipt of CPF notice. If the Sub-Licensee fails to make such election, the Indemnified Party may assume such defence and the Sub-Licensee will be liable for the legal and other expenses consequently incurred in connection with such defence. The Parties will co-operate in good faith in the conduct of any defence, will provide such reasonable assistance as may be required to enable any claim to be defended properly and the Party with conduct of the action shall promptly provide to the other Party copies of all correspondence and documents and notice in writing of the substance of all oral communications relating to such action.

7.	Should a Sub-Licensee assume conduct of the defence:

•	the Indemnified Party may retain separate legal advisers, at its sole cost and expense save that if the Sub-Licensee denies the applicability of the indemnity or reserves its position in relation to the same, the indemnity shall extend to the Indemnified Party’s costs and expenses; and

•

the Sub-Licensee will not, except with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned, consent to the entry of any judgment or enter into any settlement provided

EXECUTION VERSION	CONFIDENTIAL

always, that if the Indemnified Party shall not consent to such entry of judgment or settlement, the amount which the Indemnified Party shall be entitled to recover from the Sub-Licensee pursuant to the sub-licence shall be limited to the amount for which the action would otherwise have been settled or compromised; and

•	the Sub-Licensee shall not admit liability in respect of, or compromise or settle any such action without the prior written consent of the Sub-Licensee, such consent not to be unreasonably withheld, conditioned or delayed.

8.	Reasonably prior to Commencement of any human being dosed with the Licensed Product, the Sub-Licensee shall put in place and thereafter maintain, at its own cost, comprehensive (in both nature and amount) product liability insurance and general commercial liability insurance through a reputable insurance company with respect to Licensed Products. At CPF’s request, the Sub-Licensee shall provide CPF with a certificate evidencing the coverage required hereby, and the amount thereof and the noting of CPF’s interest. Such insurance shall be maintained as follows: (a) for at least [*] years following the expiration or termination of this sub-licence with respect to general commercial liability insurance, and (b) for at least [*] years following the last date of patient dosing for product/clinical trial liability insurance.

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 8

TARGET PATENT COUNTRIES

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 9

DEVELOPMENT PLAN FOR CCT245737

[*]

*Confidential Treatment Requested.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 10

CONFIRMATORY PATENT LICENCE

THIS AGREEMENT is made the              day of                              201[●]

1)	CRT PIONEER FUND LP (the “CPF”), a limited liability partnership established in England and Wales under number LP 14391 with registered office at 4 Claridge Court, Lower Kings Road, Berkhamsted, Hertfordshire, HP4 2AF, acting by its general partner, CRT Pioneer GP Limited, a company registered in England and Wales with registered number 07933818 whose registered office is at 4 Claridge Court, Lower Kings Road, Berkhamsted, Hertfordshire, HP4 2AF (the “General Partner”); and

2)	[INSERT NAME OF PRONAI], [a company registered in/incorporated in/ established under the laws of [●●●] under number [●●●] with registered office/principal place of business at [●●●] (“ProNAi”).

RECITALS:

By an agreement (the “Main Agreement”) dated                                  and made between CPF and ProNAi, CPF agreed for the consideration therein contained, among other things, to grant to ProNAi a licence under [Country/region Patent No.             ] (the “Patent”) of which this Agreement is a confirmatory licence.

OPERATIVE PROVISIONS:

1.	In pursuance of the Main Agreement and for the consideration referred to in the Main Agreement CPF hereby grants to ProNAi the [exclusive] licence from the day of 20 to research, develop, use, keep, make, have made, import, sell and otherwise dispose of Licensed Products (as defined in the Main Agreement) in the Field (as defined in the Main Agreement) in the Territory (as defined in the Main Agreement) for the life of the Patent and subject to the provisions of the Main Agreement.

2.	Subject to the provisions of the Main Agreement this Agreement shall terminate without notice in the event of the termination for any reason of the Main Agreement.

EXECUTION VERSION	CONFIDENTIAL

SCHEDULE 11

PHASE I TRIAL COSTS INCURRED BY CPF AS OF EFFECTIVE DATE

Phase I Trial Costs		£

[*]

[*]			[*]

[*]			[*]

[*]			[*]

[*]			[*]

[*]			[*]

	[*]		[*]

[*]

[*]			[*]

[*]

[*]			[*]

[*]			[*]

[*]			[*]

[*]			[*]	[*]

Balance of CPF Phase I Development Contribution payable by CPF under Clause 5.3		$		[*]

*Confidential Treatment Requested.